AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON September 15, 2008

REGISTRATION NO. 333-147613

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COLORSTARS GROUP
(Name of small business issuer in its charter)

NEVADA	3674	06-1766282
(State or jurisdiction of	(Primary Standard	(I.R.S. Employer
incorporation or	Industrial Classification	Identification Number)
organization)	Code Number)

COLORSTARS GROUP
9F-10F, No. 566 Jung Jeng Rd.
Sindian City, Taipei County 231
Taiwan, R.O.C.
(989) 509-5924
(Address and telephone number of principal executive offices)

COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO
AGENT FOR SERVICE, SHOULD BE SENT TO:

WEI-RUR CHEN
PRESIDENT, CHIEF EXECUTIVE OFFICER
9F-10F, No. 566 Jung Jeng Rd.
Sindian City, Taipei County 231
Taiwan, R.O.C.
(989) 509-5924
(Name, address and telephone number of agent for service)

WITH A COPY TO:

STEPHEN J. CZARNIK, ESQ.
COHEN & CZARNIK LLP
17 STATE STREET
NEW YORK, NEW YORK 10004
(212) 232-8323

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis
pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration
statement for the same offering:    |   |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box
and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |   |

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box
and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |   |

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |   |

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in
Rule 12b-2 of the Exchange Act. (Check one):

[   ] Large accelerated filer           [   ] Accelerated filer           [   ] Non-accelerated filer           [X] Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.0001 par value per share	$10,000,000	$1.00	$10,000,000	$ 307.00

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2008

PROSPECTUS

10,000,000 SHARES

COLORSTARS GROUP

COMMON STOCK

ColorStars Group is offering on a best-effort basis a total of 10,000,000 shares of our common stock at a price of $1.00 per share. The shares are intended to be sold directly through the efforts of our officers and directors. There is no minimum number of shares that the Company must sell in order to receive any subscription. The Company may receive little or no funds from this offering. The Company is not engaging underwriters for this offering. For more information, see “Plan of Distribution” on page 9.

On June 30, 2008, there were 62,000,000 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

As of June 30, 2008, there were approximately 72 holders of record of the Company's common stock as determined from the Company’s transfer agent’s list. Such list does not include beneficial owners of securities whose shares are held in the names of various dealers and clearing agencies.

The Company will bear all expenses in connection with the registration and sales of the shares of common stock. This Offering will terminate 12 months after this prospectus is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Investing in our common stock involves a high degree of risk. See "Risk factors" beginning on page 6.

There is no public market for our common stock. Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or has determined if this prospectus is truthful or complete any representation to the contrary is a criminal offense.

We have retained no underwriters in connection with this offering.

The date of this prospectus September 15, 2008.

PROSPECTUS SUMMARY

This Summary highlights selected information contained elsewhere in this prospectus. This Summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the Financial Statements, before making a decision to invest in our common stock.

OUR COMPANY

ColorStars Group ("ColorStars" or the "Company") is a vertically integrated light emitting diodes ("LED") lighting company that develops LED lighting products for general consumer applications as well as LED lighting products for professional lighting installations.

The Company maintains a Website is http://www.colorstars.com

The Company's LED lighting application development activity ranges from lighting fixture design to optical lens and heat management, from color changing control systems to multiple-chip RGB packaging, and from white and warm-white LED packaging with phosphor of a proprietary composition to special packaging methods designed for general lighting applications.

The Company's current products include the following:

The ultra-bright LED Color Changing Galaxy System for building façade lighting and project lighting.

The ultra-bright TriStar series of five-watt single-color and RGB LED lamps for interior accent and cove lighting and project lighting. These include the consumer product line of TriStar lamps: the TriStar RGB and single-color E27 lamps, the TriStar RGB and single-color GU10 and the TriStar RGB and single-color MR16.

The TriStar PAVO series of controllers and the TriStar IR Remote Controller.

Additional professional lighting products developed by the company include the GemStar MR-10-W Linear LED lamps, the Mini-Bar LED lamps and the EZStar LED lamps.

The Company also sells LED power and data drivers that professional lighting engineers can use to power the ColorStars' line of LED lighting fixtures.

The Company is also engaged in the research and development of a variety of products to extend its lines of consumer and professional lighting products. Among these products are a new low-cost 5W TriStar MR16 warm white LED lamp for general consumer applications; a solar-powered 1W and 3W LED lamp suitable for residents of rural villages in developing countries where electric power generation is limited; a high-power, ultra-bright version of the Beamer for building façade lighting; new two-wire versions of the TriStar Master-Slave and TriStar SMART lamps; and a compact emergency light fixture that can become a portable lamp when needed.

The Company has been issued patents for "high power LED color bulb with infrared remote function" in Taiwan and China, and patents for this technology are pending in UK, Germany, France and the U.S.A. This patent covers the technology in the TriStar series of RGB lamps. A patent has also been filed and is pending with the U.S. Patent and Trademark Office for the technology involved in the GemStar LED lighting product.

While we experienced increased revenues (and expenses) in each year as compared to the preceding year, we incurred a net loss of $(192,246) for the year ended December 31, 2006 and net income of $59,765 for the year ended December 2007. For the six months ended June 30, 2008, we generated net income of $28,304 as we continued to implement our growth plans. The following table summarizes these results:

	Year Ended	Year Ended	Six Months Ended
	December 31,	December 31,	June 30,
	2006	2007	2008

Revenues	$1,187,706	$1,282,456	$1,013,403

Operating Expenses	$1,379,952	$1,222,691	$315,779

Net Income (Loss)	$(192,246)	$(59,765)	$28,304

Net Loss Per Common Share, Basic and Diluted	$(0.0046)	$(0.0011)	$0.0005

	December 31,		June 30,
	2006	2007	2008

Working Capital Deficiency	$(220,847)	$(106,697)	$(599,173)

Total Assets	$382,470	$788,033	$1,316,155

Total Stockholders' (Deficiency) Equity	$(126,683)	$(52,486)	$(26,785)

Accumulated Deficit	$(192,246)	$(132,481)	$(104,177)

CORPORATE INFORMATION

We are a Nevada corporation. We were incorporated in the Province of Ontario, Canada on January 21, 2005. We converted to a Nevada corporation on November 3, 2005. Our principal executive offices are located at 9F-10F, No. 566 Jung Jeng Rd., Sindian City, Taipei County 231, Taiwan, R.O.C.; our telephone number is (989) 509-5924. The information contained on our website is not part of this prospectus.

THE OFFERING

The Company is registering for sale 10,000,000 shares of its common stock.

Price per share offered	$1.00

Securities offered	10,000,000 shares

Common stock outstanding before the offering	62,000,000 shares

Common stock to be outstanding after the offering	72,000,000 shares

RISK FACTORS

An Investment in our common stock involves risks. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks actually occur, our business could be materially harmed.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history. There is no assurance that the Company will be profitable in the future.

The Company was incorporated in January 21, 2005. Our business is difficult to evaluate because we have a limited operating history. In considering whether to invest in the Company’s common stock, you should consider that there is limited historical financial and operating information available on which to base your evaluation of our performance. We expect losses to continue into the future and do not expect positive cash flow from operations in the near term and there can be no assurance that it will be profitable thereafter, or that the Company will sustain any such profitability if achieved.

We have a history of operating losses. There is no assurance that we will be profitable in the future.

The Company incurred a net loss of $192,246 for the year ended December 31, 2006 and a net loss of (59,765) for the year ended December 31, 2007. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

We cannot be sure that we will achieve profitability in fiscal 2008 or thereafter. Continuing losses may exhaust our capital resources and force us to discontinue operations.

We are substantially dependent upon the success and market acceptance of LED technology. The failure of the LED market to develop as we anticipate, would adversely affect our business.

The Company's success is largely dependent on increased market acceptance of LED lighting. Potential customers for LED lighting systems may be reluctant to adopt LED lighting as an alternative to more traditional lighting technologies that are available in the market. If acceptance of LED lighting does not continue to grow, then the Company’s revenues may be significantly reduced.

If we are unable to develop new products, our competitors may develop and market products with better features that may reduce demand for our potential products.

LED technology market is rapidly evolving. The Company's failure to respond effectively to changes in technology, customer requirements or industry standards could render its products less competitive or obsolete. The Company may not be able to introduce any new products or any enhancements to its existing products on a timely basis, or at all. In addition, the introduction by the Company of any new products could adversely affect the sales of certain of its existing products. If the Company's competitors develop innovative lighting technology that are superior to the Company's products or if the Company fails to accurately anticipate market trends and respond on a timely basis with its own innovations, the Company may not achieve sufficient growth in its revenues to attain profitability.

We may incur substantial costs enforcing our patents, defending against third-party patents, invalidating third-party patents or licensing third-party intellectual property, as a result of litigation or other proceedings relating to patent and other intellectual property rights.

The Company considers its technology and procedures proprietary. In particular, the Company depends substantially on its patent for the technology involved in the color changing and remote controlled TriStar lamps. These lamps account for approximately 60% of the products sold by the company in 2007. If the Company is unable to adequately protect or enforce the proprietary aspects of its technology, competitors could be able to access its proprietary technology and imitate its products. The Company protects its intellectual property through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite these efforts, other parties may attempt to disclose, obtain or use these technologies or independently develop products that are substantially equivalent or superior to the Company's products or design that circumvent the Company's patents.

The Company may be notified of claims that it has infringed a third party's intellectual property. Even if such claims are not valid, they could subject the Company to significant costs. In addition, it may be necessary in the future to enforce the Company's intellectual property rights to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could force the Company to take actions that could harm its business. These include: (i) ceasing to sell products that contain allegedly infringing property; (ii) obtaining licenses to the relevant intellectual property which the Company may not be able to obtain on terms that are acceptable, or at all; (iii) indemnifying certain customers or strategic partners if it is determined that the Company has infringed upon or misappropriated another party's intellectual property; and (iv) redesigning products that embody allegedly infringing intellectual property. Any of these results could adversely affect the Company's business, financial condition and results of operations. In addition, the cost of defending or asserting any intellectual property claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant.

Product defects could cause the Company to incur significant product liability, warranty, repair and support costs and damage its reputation which would have a material adverse effect on its business.

Although the Company rigorously tests its products, defects may be discovered in future or existing products. These defects could cause the Company to incur significant warranty, support and repair costs and divert the attention of its research and development personnel. It could also significantly damage the Company's reputation and relationship with its distributors and customers which would adversely affect its business. In addition, such defects could result in personal injury or financial or other damages to customers who may seek damages with respect to such losses. A product liability claim against the Company, even if unsuccessful, would likely be time consuming and costly to defend.

The markets in which we operate are highly competitive, and many of our competitors have significantly greater resources than we do.

The Company competes with independent distributors, importers, manufacturers, and suppliers of lighting fixtures and other consumer products for both LED and traditional lighting products. Many of its competitors have far greater name recognition and greater financial, technological and marketing resources than the Company. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources to the research, development, promotion, sale and support of their products than the Company. In addition, the Company also faces competition from a number of smaller manufacturers that have developed LED products. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily. If the Company's is unable to compete successfully in this highly competitive market, its future prospects of success may be harmed.

The loss of our senior management and failure to attract and retain qualified personnel in a competitive labor market could limit our ability to execute our growth strategy, resulting a slower rate of growth.

We depend on the continued service of our senior management. Due to the nature of our business, we may have difficulty locating and hiring qualified personnel and retaining such personnel once hired. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could limit our ability to execute our growth strategy resulting in a slower rate of growth.

Economic downturns in general would have a material adverse effect on the Company's business, operating results and financial condition.

The Company's operations may in the future experience substantial fluctuations from period to period as a consequence of general economic conditions affecting consumer spending. Therefore, any economic downturns in general would have a material adverse effect on the Company's business, operating results and financial condition.

A demand for payment of outstanding loans would have a material adverse effect on the Company.

Mr. Wei-Rur Chen, President, CEO and Chairman of the Board of the Company, has extended approximately $490,055 in loans to the Company as of June 30, 2008. There are no other preliminary agreements or understandings with respect to loans or advances to the Company from Mr. Wei-Rur Chen.

Our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter to quarter. This may result in volatility or adversely affect our stock price.

We experience, and we expect to continue to experience, seasonal fluctuations in our revenue because the markets in which we operate tend to be seasonal. These fluctuations could result in volatility adversely affecting our stock price. In addition, as our revenue grows, these seasonal fluctuations may become more evident. We expect that this seasonal trend will continue.

Certain Nevada corporation law provisions could prevent a potential takeover, which could adversely affect the market price of our common stock.

We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the market price of our common stock. Because Nevada corporation law requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us. Nevada corporate law also discourages proxy contests making it more difficult for you and other shareholders to elect directors other than the candidate or candidates nominated by our board of directors.

Risks related to this offering.

We may need additional funds in the future. We may be unable to obtain additional funds or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

Based on our current plans, we believe our existing cash and cash equivalents along with cash generated from operations will be sufficient to fund our operating expenses and capital requirements through September 1, 2009, although there is no assurance of this result, we may need funds in the future.

If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities.

Investors will incur an immediate dilution from the public offering price.

Purchasers of the common shares offered hereby will incur an immediate substantial dilution, in terms of book value, from the public offering price of approximately $1.00 per share of Common Stock, assuming that all offered shares are sold. If less than the maximum is sold, the dilution will increase to approach a limit of $0.1381597 per share.

If we raise additional funds by selling additional shares of our capital stock, the ownership interests of our stockholders will be diluted.

Our Certificate of Incorporation authorizes the issuance of 450,000,000 shares of common stock, par value $0.0001 per share, of which 62,000,000 shares are issued and outstanding and 50,000,000 of preferred stock, par value $0.0001 per share in which no shares are issued and outstanding. The future issuance of an additional 388,000,000 shares of common stock and 50,000,000 shares of preferred stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

You may experience difficulty in trading our common stock because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

Prior to this offering, there has been no public market for the common stock of the Company, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined arbitrarily and may not be indicative of the market price of the common stock after this Offering. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to copyrights or proprietary rights, adoption of new accounting standards affecting the lighting and/or software industry, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market price for the common stocks of technology companies. These types of broad market fluctuations may adversely affect the market price of the Company's common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against such company. Such litigation could result in substantial costs and a diversion of management's attention and resources which could have a material adverse effect upon the Company's business, operating results or financial condition.

Our common stock will be subject to “penny stock” rules which may be detrimental to investors.

There is not now and may never be a public market for our common stock. The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. The securities will become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of purchasers in this offering to sell the Common Stock offered hereby in the secondary market.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Sales of a substantial number of shares of common stock in the public market after this offering could materially adversely affect the market price of the common stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. The Company has no plans to engage in any efforts to facilitate the trading of our common stock in the public markets.

We do not anticipate paying any dividends.

No dividends have been paid on the common stock of the Company. The Company does not intend to pay cash dividends on its common stock in the foreseeable future, and anticipates that profits, if any, received from operations will be devoted to the

Company's future operations. Any decision to pay dividends will depend upon the Company's profitability at the time, cash available and other relevant factors.

There can be no assurance that any or all of the Shares will be sold.

This offering is being made on a "best efforts basis," and there is no minimum number of our common stock which must be sold in this offering. The Company can give no assurance that all or any of the common stock will be sold. In the event not all the common stock is sold and adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our business strategies, which may affect our overall business results of operations and financial condition and the liquidity of our shares may be severely limited.

FORWARD-LOOKING STATEMENTS

In this prospectus, we include some forward-looking statements that involve substantial risks and uncertainties and other factors which may cause our operational and financial activity and results to differ from those expressed or implied by these forward-looking statements. In many cases, you can identify these statements by forward-looking words such as "may," "expect," "anticipate," "believe," "estimate," "plan," "intend" and "continue," or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information.

You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Plan of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

USE OF PROCEEDS

We are offering up to a total of 10,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers. The offering price is $1.00 per share. We believe that if all shares offered under this prospectus are sold, the proceeds will be sufficient to fund our operations for twelve months. There is however, no minimum number of our common stock which must be sold in this offering and therefore the proceeds from this offering could range from $0 to $10,000,000. Set forth below is the Company’s proposed use of proceeds assuming the sale of all shares of common stock offered hereunder:

  Working Capital. The Company plans to expand its product line, staff, facilities and equipment. Working capital will support the administration and management of the development of its lighting ranges and the distribution thereof. Should the maximum be received from this offering, the Company has reserved $6,500,000 for this purpose. $500,000 has been allocated towards the opening of a Los Angeles, California office which will provide technical service and maintenance of inventory for immediate shipping in the US. The remaining $6,000,000 will be kept as Working Capital Reserve.

  Purchasing Manufacturing Facilities and Testing Equipment. The Company will seek to expand its factory facilities by installing manufacturing and testing equipment in its current offices in Sindian City, Taipei County. This factory expansion will allow the Company to meet production schedules due to market expansion. $500,000 of the funds received from this offering have been reserved for this expansion.

  Research & Development for New Product. The Company anticipates expanding its research and development staff to enhance its sales and market position by developing new and innovative products. The Company has reserved $150,000 of the funds received from this offering.

  Inventory. The Company anticipates using $500,000 of sales from this offering for expansion of its inventory.

  Marketing/Advertising/Promotion. The Company anticipates expanding its marketing staff to enhance its marketing efforts. In addition, the Company anticipates continuing to exhibit its products in the leading international lighting trade shows and increasing its advertising in leading industry publications. $150,000 from the sale of this offering has been reserved for this purpose.

  Product Certification and Patent Filing. The Company anticipates incurring $200,000 of patent filing fees and certification fees as it continues to develop new and innovative products. The funds for these fees will be allocated from the sales of this offering.

  Equity Investment. The Company will seek to invest in select upstream suppliers/manufacturers. $2,000,000 has been reserved for this purpose.

Should less than the maximum ($10,000,000) be received from the sales of this offering, the Company would primarily decrease the funds allocated towards Working Capital Reserve; currently $6,000,000 has been assigned to the Reserve should the maximum amount be received from the sale. If the Company receives $6,000,000 less than the maximum, the Company would then decrease the amount of funds intended for equity investment in strategic upstream suppliers/manufacturers.

The Company’s priorities for funds usage is the opening of the US office (Working Capital), expansion for manufacturing and testing (Research and Development) and investing in upstream suppliers/manufacturers (Equity Investment). Therefore, if significantly less than the maximum is received from this offering, these areas would still be funded, though the amounts currently allocated towards such may need to be decreased depending upon the funds received.

If no funds are generated from this sale, the Company will cancel the offering and start negotiations with other companies for merging or acquisition.

DETERMINATION OF OFFERING PRICE

We arbitrarily determined the price of the shares in this offering solely for the purpose of calculating the registration fee pursuant to Rule 457 and it is not an indication of our actual value. Therefore, the offering price bears no relationship to our book value, assets or earnings, or to any other recognized measure of value and it should not be regarded as an indicator of any future market price of the securities.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share of common stock immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of June 30, 2008, the net tangible book value of our shares of common stock was $(52,500) or approximately $(0.000847) per share, based upon an aggregate of 62,000,000 shares of common stock outstanding. As of June 30, 2008, the Company has a net tangible deficit of $(52,500) or $(0.000847) deficit per share.

Upon completion of this offering, if all of the shares to be offered by us are sold, the net tangible book value of the 72,000,000 shares of common stock to be outstanding will be $9,947,500, or approximately $0.160444 per share. The amount of dilution shareholders in this offering will incur will be $0.839556 per share. The net tangible book value of the shares held by our existing shareholders will be increased by $0.137313 per share without any additional investment on their part. You will incur an immediate dilution from $1.00 per share to $0.1381597 per share.

After completion of this offering, if the maximum offering of 10,000,000 shares of common stock are sold, shareholders in this offering will own approximately 13.89% of the total number of shares then outstanding for which the aggregate capital contribution was $10,000,000, or $1.00 per share. The Company’s existing shareholders as of June 30, 2008 will own approximately 86.11% of the total number of shares then outstanding.

If less than the maximum is sold, the dilution per share will increase. The range of potential dilution per share could be as little as $(0.0015) to as much as $0.1381597, depending upon the number of shares sold.

PLAN OF DISTRIBUTION

There is no public market for our common stock. Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited. To date, we have made no effort to obtain listing or quotation of our securities on a national stock exchange or association. We have not identified or approached any broker/dealers with regard to assisting us to apply for such listing. We are unable to estimate when we expect to undertake this endeavor. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors' ability to sell their shares. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to copyrights or proprietary rights, adoption of new accounting standards affecting the lighting and/or software industry, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market price for the common stocks of technology companies. These types of broad market fluctuations may adversely affect the market price of the Company's common stock.

This Offering will terminate 12 months after this prospectus is declared effective by the SEC.

The Company is offering 10,000,000 shares of common stock, using our Chief Executive Officer, on a self-underwritten, best-efforts basis. There is no minimum amount of securities that the Company must sell in order to receive any subscriptions. The common stock will be offered at a price of $1.00 per share. This offering will commence on the date of this prospectus and will continue until the earlier of September 2009, or the date all of the shares offered are sold.

Our officers and directors may not purchase any securities in this offering.

There can be no assurance that all, or any, of the shares will be sold. As of the date of this prospectus, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent. However, if we were to enter into such arrangements, we will file a post effective amendment to disclose those arrangements because any broker/dealer participating in the offering would be acting as an underwriter and would have to be so named in the prospectus.

In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of the date of this prospectus, we have not identified the specific states, where the offering will be sold. We will file a pre-effective amendment indicating which state(s) the securities are to be sold pursuant to this registration statement.

The proceeds from the sale of the shares in this offering will be payable to the Company. No escrow account has been established, and all subscription funds will be paid directly to the Company.

Investors can purchase common stock in this offering by completing a Subscription Agreement (attached hereto as Exhibit 10.2) and sending it together with payment in full to ColorStars Group, 9F-10F, No. 566 Jung Jeng Rd. Sindian City, Taipei County 231Taiwan, R.O.C. All payments must be made in United States currency either by personal check, bank draft, or cashiers check. There is no minimum subscription requirement. An investors' failure to pay the full subscription amount will entitle us to disregard the investors' subscription. We reserve the right to either accept or reject any subscription. Any subscription not accepted will be returned to the subscriber within five business days of the rejection date. Subscribers may withdraw a subscription by sending written notice of such withdrawal to the Company at the above address at any time prior to the date of acceptance. Furthermore, once a subscription agreement is accepted, it will no longer be revocable. Once we accept a subscription, the subscriber cannot withdraw it. Upon acceptance the subscriber will be sent a fully executed subscription agreement together with a stock certificate representing the number of shares that subscriber purchased pursuant to this offering.

Subscribers represent and warrant that : (a) they understand that the offering and sale of the Shares is registered under (i) the Securities Act of 1933, as amended (the "Securities Act"), and (ii) various States' Divisions of Securities in compliance with their administration and enforcement of the respective States' Blue Sky Laws and Regulations; and (b) they are a resident of a named State as of the date of this Agreement and have no present intention of becoming a resident of any other state or jurisdiction.

There are no restrictions on the resale of the shares to be issued in this offering.

LEGAL PROCEEDINGS

The Company is not currently a party to any material legal action.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

The following persons are our executive officers and directors. Directors are elected to hold offices until the next annual meeting of Shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

NAME	AGE	OFFICES HELD

Wei Rur Chen	47	Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President and Director

Ting-Feng Wu	46	Director

Mei-Ying Chiu	53	Secretary, Treasurer and Director

WEI RUR CHEN. Mr. Wei Rur Chen has served as the Company's Chief Executive Officer and President since 2003. Prior to joining the Company, Mr. Chen was Executive Vice President of Primo Lite Co., Ltd. (2002 to 2003), Executive Vice President of Tinya Engineering Co., Ltd. (2000 to 2002), Vice President of Hi-Doer Power Co., Ltd. (1997 to 2000), Manager of Sales and Marketing, Westinghouse Elec.(1991 to 1997) and Manufacturing Engineer, Westinghouse Elec. (1984 to 1989). He has a Master of Science, Industrial Engineering from Clemson University SC, USA, 1990ADSX and resides in Taipei, Taiwan.

TING FENG WU. Mr. Ting-Feng Wu has been serving on ColorStars’ board since 2006. Wu brings to ColorStars his expertise in telecommunication, wireless controls, and software for product interface. Wu began his career at Pacific Data Product Corporation in January 1990 as R&D department manager. The main product designed by Wu was the printing machine control systems. Wu became the Vice President of Technology Thesaurus Corporation 1994 and led the technical development team of TTC. The main business line of TTC was fiber optical control and testing equipment. Wu later moved to Safaci International as the Vice President in 2002. Wu has been the President of Anteya Corporation since 2003. Wu was born in 1964 and was graduated from National Taiwan University of Science and Technology 1990. He holds a Bachelor of Science degree in Electronic Engineering. He is married with three children and lives in Kaohsiung City of Taiwan.

MEI-YING (EASTER) CHIU. Ms. Mei-Ying Chiu has served as the Company's Secretary since 2004. Prior to joining the Company Ms Chiu was Vice President of Sales and Marketing for 5E Chemical Co., Ltd. (2003 to 2004), Manager of Marketing for Tingya Engineering (2001 to 2003), Project Manager for Stone & Webster Taiwan (1999 to 2001) and Project Manger for Gibsin Engineering Co., Ltd. (1980 to1997). Ms. Chiu has a Bachelor of Arts, Business Administration from Mingchuan University, Taiwan, 2001.

The business address for each of our officers and directors is 9F-10F, No. 566 Jung Jeng Rd., Sindian City, Taipei County 231, Taiwan, R.O.C.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of, June 30, 2008 by:

o all persons who are beneficial owners of five percent (5%) or more of our common stock;

o each of our directors;

o each of our executive officers; and

o all current directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the following table is based on 62,000,000 shares of common stock outstanding as of June 30, 2008.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within September 15, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name and Address of Owner	Title	Amount Owned Before Offering	Percentage of Issued Common Stock
Common Stock	Wei-Rur Chen 7, Mayhua 1st Road Sindian City, Taipei County Taiwan 231	President ,Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Director.	10,800,000	17.42%
Common Stock	Ting-Feng Wu 3F, No. 11, Dathung Rd. Kaohsiung County 833 Taiwan ROC	Director	1,000,000	1.61%
Common Stock	Mei-Ying Chiu 9F, No. 568, Jungjeng Road Sindian City, Taipei County Taiwan 231	Secretary, Treasurer and Director	2,500,000	4.03%
Common Stock	Tsui-Ling Lee 7, Mayhua 1st Road Sindian City, Taipei County Taiwan 231	Shareholder	8,000,000	12.9%
Common Stock	Jung-Tsung Chen No. 56-3, Alley 29, Lane 246 Junghsiao Road Chungli City, Taoyuan County Taiwan	Shareholder	4,000,000	6.45%
Common Stock	Reuya International LTD (Wei-Rur Chen) 10F, No. 566 Jungjeng Rd. Sindian City, Taipei County Taiwan 231	Shareholder	11,620,000	18.74%
Common Stock	Triad Trading Corporation (Markand Amersey) Cond Los Faroles 50 Metros Arr Desamparados, SA	Shareholder	3,200,000	5.16%

Common Stock	Circletex Corp. (Nitin Amersey) 300 Center Avenue Suite 202 Bay City, MI 48708	Shareholder	4,700,000	7.58%
Common Stock	Gideon Holding Inc. (Chuan-Chen Hu) 6FL.-2, No 108 Longjang Rd., Jhongshan Dist Taipei City 104 Taiwan (R.O.C.)	Shareholder	3,340,000	5.39%

DESCRIPTION OF SECURITIES

COMMON STOCK

Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation.

Holders of common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro-rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the market price of our common stock. Because Nevada corporation law requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us. Nevada corporate law also discourages proxy contests making it more difficult for you and other shareholders to elect directors other than the candidate or candidates nominated by our board of directors. In addition, if the Company we raise additional funds by selling additional shares of our capital stock. New investors may delay, defer or prevent a change of control.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form S-1 was hired on a contingent basis or will receive a direct or indirect interest in ColorStars.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN THE LAST FIVE YEARS

On July 24, 2005, the Company entered into an acquisition agreement with Color Stars, Inc., a Taiwanese corporation, pursuant to which the shareholders of Color Stars, Inc. [Taiwan] were issued shares of the Company in exchange for their shares of Color Stars, Inc.[Taiwan] resulting in Color Stars, Inc. [Taiwan] becoming a wholly owned subsidiary of the Company. Specifically, for each share of common stock outstanding of Color Stars, Inc. [Taiwan] (2,400,000 shares of Color Stars, Inc. [Taiwan]were issued and outstanding at such time), 20 shares of common stock of the Company were issued in exchange for each such share (the aggregate of 48,000,000 shares of common stock of the Company). As a result of the closing, Color Stars, Inc. [Taiwan] became a wholly owned subsidiary of the Company. In addition, pursuant to the acquisition agreement, all three (3) members of the Board of Directors of the Company were designated by the agreement until their successors were elected.

Ting Feng-Wu is the only independent member of our Board of Directors under the standards set forth in Nasdaq Marketplace Rule 4200(a)(15).

DESCRIPTION OF BUSINESS

The Company is a vertically integrated LED lighting company that develops LED lighting products for general consumer applications as well as LED lighting products for professional lighting installations.

Its LED lighting application development activity ranges from lighting fixture design to optical lens and heat management, from color changing control systems to multiple-chip RGB packaging, and from white and warm-white LED packaging with phosphor of a proprietary composition to special packaging methods designed for general lighting applications.

INDUSTRY BACKGROUND

According to the Next Generation Lighting Industry Alliance (NGLIA), an industry consortium involved in solid-state-lighting (SSL) working in cooperation with the United States Department of Energy (DOE), the size of the domestic market for lamps (light bulbs), ballasts, lighting fixtures, and lighting controls is about $12 billion. Globally, this market is about $40 billion.

According to the NGLIA, the total electrical energy used for lighting equals the output of about 100 large power plants. (More than 3X this amount is needed to produce the electricity.) The cost of this electricity is about $55 billion (2003).

The NGLIA also notes that , incandescent lamps, by far the least efficient of the common lamp types, consume electrical energy equal to the output of more than 40 large power plants. (NGLIA website atwww.nglia.org/documents/SSL-Benefits.pdf) According to the Department of Energy (DOE), lighting accounts for 8% of all energy consumption in the United States and 22% of electricity nationwide. LEDs have the potential to reach 200 lm/W, compared to the efficacies of incandescent lamps at 15 lm/W and fluorescent tubes at 90 lm/W. If solid-state lighting replaced all existing lights, the DOE estimates customer savings of $115 billion by 2025 and a 10% reduction in greenhouse emission gases. (NGLIA website www.nglia.org/about.html)

The NGLIA believes that the energy saving prospect for the use of SSL systems is huge. They estimate that when SSL reaches certain efficiencies, the U.S. will save annually the output of about 30 large power plants, or about 6-7% of our country’s total electrical energy usage. This will result in a savings of $17 billion in annual electrical costs (at 2003 rates). They also note that the accompanying environmental benefits are substantial, and include a reduction in carbon dioxide emissions of 155 million tons, and about a million tons in combined nitrous oxides and sulfur dioxide. (NGLIA website www.nglia.org/documents/SSL-Benefits.pdf).

Other benefits of SSL, which will further encourage the development and use of LEDs and OLEDs, include the following:

  higher theoretical efficiencies of LEDs and OLEDs

  greater ruggedness (much lower fragility), much longer lifetimes and no catastrophic failures (LEDs)

  much greater design freedom (color flexibility, including whites that require no filters, are dimmable and can achieve new form factors for greater fixture design flexibility)

  intrinsically diffuse (OLEDs) or "point" (LEDs) light sources.

OUR BUSINESS

ColorStars is a vertically integrated LED lighting company that develops LED lighting products for general consumer applications as well as LED lighting products for professional lighting installations.

Its LED lighting application development activity ranges from lighting fixture design to optical lens and heat management, from color changing control systems to multiple-chip RGB packaging, and from white and warm-white LED packaging with phosphor of a proprietary composition to special packaging methods designed for general lighting applications.

PRODUCTS

The Company's current products include the following:

  The ultra-bright LED Color Changing Galaxy System for building façade lighting and project lighting. The Galaxy System includes two multiple-chip light fixtures, the Beamer 12 and the Charmer; CS Galaxy System Series Controllers for controlling the color-changing effects of the Beamers and Charmers; Star Orchestra, a Windows- based software program used for programming color-changing patterns used in the controllers; ColorStars PDS Beamer Series Drivers that power the Beamers; and the ColorStars PS Charmer Series Drivers that power the Charmers.

  The ultra-bright TriStar series of five-watt single-color and RGB LED lamps for interior accent and cove lighting and project lighting. These include the consumer product line of TriStar lamps: the TriStar RGB and single-color E27 lamps, the TriStar RGB and single-color GU10 and the TriStar RGB and single-color MR16. All of the TriStar E27, GU10 and MR16 lamps are available as RGB color-changing lamps or in 16 single colors. The TriStar series also includes a professional product line of lighting products: the TriStar RGB Master and Slave lamps and the TriStar RGB SMART lamps. The TriStar RGB Master can synchronize and control color-changing effects of up to 32 TriStar Slave lamps using the TriStar IR Remote Controller or any line switch. The TriStar RGB SMART lamps are individually addressable and controlled with the TriStar PAVO series of controllers and the TriStar IR Remote Controller.

  The TriStar PAVO series of controllers and the TriStar IR Remote Controller. The TriStar PAVO series of controllers are used to control color changing programs for the TriStar RGB SMART lamps with 20 programs maximum and eight pre-set programs. The PAVO series models include the PAVO-32 for controlling 32 lamps, the PAVO-64 for controlling 64 lamps and the PAVO-96 for controlling 96 lamps. The TriStar IR Remote Controller controls light effects for the TriStar E27, GU10 and MR16 RGB lamps as well as the TriStar Master and SMART lamps. There are four pre-set color-changing pattern modes and 16 pre-set single colors, along with four light- intensity adjustment keys. Setup/cancel keys are available for RS485 – setting the ID addresses for the TriStar RGB SMART lamps.

  StarOrchestra 3.02 was completed in 2007. ColorStars provides free downloading of this product on the Company’s website. Users can also freely download its instruction manuals for programming this software.

Additional professional lighting products developed by the company include the GemStar MR-10-W Linear LED lamps, the Mini-Bar LED lamps and the EZStar LED lamps. The GemStar MR-10-W Linear lamps are available in RRR, GGG, BBB, white and warm white, and are suitable for cabinet lighting. The Mini-Bar LED lamps are available in single colors and are suitable for project lighting. The EZStar LED lamps are available in RRR, GGG, BBB, daylight white and warm white, and RGB. The single-color lamps range in size from 10cm to 30cm and the RGB lamps range in size from 10cm to 30cm. The EZStar LED lamps are suitable for interior vehicle or cruise liner lighting or project lighting.

The Company also sells LED power and data drivers that professional lighting engineers can use to power the ColorStars line of LED lighting fixtures.

The Company is engaged in the research and development of a variety of products to extend its lines of consumer and professional lighting products. Among these products are a new low-cost 5W TriStar MR16 warm white LED lamp for general consumer applications; a solar-powered 1W and 3W LED lamp suitable for residents of rural villages in developing countries where electric power generation is limited; a high-power, ultra-bright version of the Beamer for building façade lighting; new two-wire versions of the TriStar Master-Slave and TriStar SMART lamps; and a compact emergency light fixture that can become a portable lamp when needed.

The Tristar-GU10-RGB and GU-10 Single Colors, the TriStar-E27-RGB and E27 Single Colors, the TriStar MR16-RGB and MR16-Single Colors, and the TriStar MR16 Master and MR16 Slave lamps have all been certified as in compliance with the European Council directive 89/336/EEC as amended by directives 92/31/EEC and 93/68/EEC within CE marking requirements. This means that these lamps meet all requirements of the European Union EMC (Electro Magnetic Compatibility) regulations allowing the Company to label the products with the CE mark of certification.

Furthermore, the TriStar-E27-RGB and TriStar-E27 Single Color lamps, as well as the TriStar-GU10-RGB and TriStar-GU10 Single Color lamps, have been tested and certified to be in conformity with European Union-Low Voltage Directive. These lamps are all in compliance with the requirements of the European Community Directive 73/23/EEC and 93/68/EEC.

The TriStar MR16, TriStar E27 and TriStar GU10 RGB and Single Color lamps have also passed the test for the RoHS Regulations. RoHS is a new requirement for the European Union ("EU") that began July 1, 2006. The regulations require that no lead, mercury or other heavy metals are included in products sold to countries in the EU.

ColorStars designs and develops its LED lighting products by its own engineers and out-sources the manufacturing to outside vendors of many different disciplines. These various manufacturers are mostly located in Taiwan. There are no Contracts or Agreements in place with any manufacturer, however, the Company has a 10% investment in what they consider “a strategic upstream supplier.” Anteya Technologies Corp (Kaohsiung County, Taiwan) is the manufacturer of the Company’s Tri Star LED Lamps and the new Luxam Street Lamps (please see below description in “Product Development” section). In the first quarter of 2008, the Company invested $450,000 ($100,000 bank loan, $350,000 loan from Board Chairman) in order to assist this manufacturer with expansions that will be needed due to the Company’s foreseeable market and sales growth.

ColorStars products are sold to over 35 different countries around the world. The percentage of sales by major regions are listed below:

Regions	Sales Amount	Percentage of Sales
Europe	$807,518.00	63%
Asia	$320,443.00	25%
USA	$153,813.00	12%
Total	$1,281,774.00	100%

The percentages of major product lines currently sold to each region are listed below:

Products/Regions	TriStar Lamps	LED Drivers	Control System
Europe	64%	80%	60%
Asia	20%	22%	27%
USA	16%	8%	13%

Currently, the Company has only one customer who accounts for over 10% of total sales. Collingwood Lighting (Brooklands House, Sywell Aerodrome, Wellingborough Road, SYWELL Northampton, NN6 0BT, United Kingdom) does not hold any Agreements, Contracts or other contractual obligations with the Company and the orders are placed on a monthly basis. The products sold to this customer are the TriStar color changing LED lamps.

The Company currently uses regional distributors for each market. There are no Contracts or Agreements in place for any such distribution.

PRODUCT DEVELOPMENT

In reference to the products under development mentioned above, the company has developed working prototypes of the following:

•

LED Lamp Kit using solar energy for rural villages of developing countries;
As of the date of this filing, this working prototype has been sent to a customer in Germany for evaluation. The Evaluation includes luminous level and light degradation tests. The lamp must maintain 90% light output after continuously lit for 1,000 hours. A mass production plan is pending upon success of the evaluation.

•	Compact Emergency LED Light and portable rechargeable LED Light;

Currently, the tooling Design for mass production is ready. Tooling and mass production can be completed within 2 months when sufficient funding is in place. The mass production tooling will take about US$25,000. The Company is reserving funds from this offering for the tooling expenditure.

•	Color Changing Linear Flood Light.

The tooling and mass production can be completed within 2 months when sufficient funding is in place. The mass production tooling will take about US$15,000 The Company will use some of the funds received from this offering for the tooling expenditure.

•	Wireless Control System based on the Zigbee protocol;
A working prototype is completed. Tooling is being prepared and mass production will start in April 2008

•	The following new flood lights for architectural lighting are completed and are being introduced to our customers in March 2008: Luxman-SL12x8, Luxman-SL3x5, Luxman-SL3x8.

•	ColorStars has completed working prototypes for the following new high lumen output LED lamps: Bobby-PAR30-
WW (10Watts); Bobby-PAR38-WW (15Watts). Mass production will commence in April 2008.

The Company announced the above products to the market at the Frankfurt Light and Build Fair in April 2008 and has done the same at the International Lightfair in Las Vegas in May 2008. The above new products are planed for mass production by the 3rd Quarter of 2008.

There are no products currently in the design phase.

The company is not dependent on, nor expects to become dependent on, any one or a limited number of suppliers for essential raw materials or other items. The company’s manufacturing operations, which are outsourced to various companies, are located in Taiwan where there is an extensive infrastructure of companies supplying raw materials to the LED lighting industry.

COMPETITION

ColorStars sells its products globally primarily to lighting distributors selling LED lamps and lighting fixtures for commercial lighting. As illustrated in the NGLIA report, the Company expects this market to grow rapidly, especially as incandescent and fluorescent lamps are replaced by LEDs in commercial lighting because of energy savings, greater design flexibility, the elimination of pollutants, greater ruggedness, longer lifetimes and a lack of catastrophic failures.

Color flexibility, including RGB color-changing effects, energy savings and lower maintenance, are factors that will encourage the use of LEDs in residential lighting, but this market will adopt LEDs more slowly than will the commercial lighting market. It is also a smaller market.

Competition in the market in which the Company sells its products is primarily based on price and the frequent introduction of new products to the market using the latest available technology. The Company's outsourced manufacturing operations in Taiwan and mainland China, as well as the location of its R & D staff in Taiwan, allows the company to take full advantage of a well-developed infrastructure of high-technology companies, well-trained engineers in the SSL field and low costs from manufacturing in China.

The Company's TriStar RGB color-changing LED lamps are currently the only products in the global market controlled by IR remote controllers. This technology differentiates The Company’s TriStar series of products in the market.

The Company's Galaxy System color-changing products are similar to products produced by its primary competitors: Color Kinetics (CLRK), Super Vision (SUPVA) and TIR (TIR.TO). ColorStars differentiates its Galaxy System of color-changing products from its competitors through its cost structure which incorporates the advantage of inexpensive, outsourced manufacturing.

The Company's principal competitors are Color Kinetics, Inc. (CLRK) and Super Vision (SUPVA) in U.S.A., and TIR (TIR.TO) in Canada. The Company also expects increased competition from major traditional lighting companies such as General Electric, Osram and Sylvania who have or are developing LED lighting products.

The Company believes that it can compete successfully with its competitors because of lower manufacturing costs and close proximity of its research and development operations to one of the world's most advanced high-tech centers – Taipei – Hsinchu, Taiwan - which offers a supply of highly-trained engineers and the latest in SSL technology.

The Company currently sells in the geographic locations stated in the below table and is planning to set up a new sales office in Los Angeles, California in the 4th quarter of 2008, as an expansion to penetrating the US LED lighting market.

Regions	Sales Amount (US$)	Percentage (%)
Europe	$807,518.00	63%
Asia	$320,443.00	25%
USA	$153,813.00	12%
Total	$1,281,774.00	100%

The Company sees an emerging market of LED street lamps, parking lot lamps, tunnel lamps and commercial areas like shopping malls and department stores. As global warming is becoming a major concern for most Americans, and high oil prices present a threat of a new energy crisis, ColorStars is well positioned to provide LED lighting for energy savings in lighting applications at this critical moment. In order to maintain good operations in Los Angeles and provide good services to expand sales, the Company will need to prepare a sufficient operating fund for at least 12 months. The estimated required capital is approximately US$500,000; the office will include 1 manager, 2 sales persons and 1 secretary and the funds required will be taken from the proceeds generated from this filing. The Company’s presence in Los Angeles will mainly provide technical service and maintenance of inventory for immediate shipping. Sales will be done through third-party distributors.

STRATEGY

The Company's primary objective is to:

(i) continue to expand its product line by utilizing its strong research and development capabilities to add new lighting options to its current product range that include low cost and/or low energy lighting, ultra-bright lighting and emergency lighting. Among these products are a new low-cost 5W TriStar MR16 warm white LED lamp for general consumer applications; a solar-powered 1W and 3W LED lamp suitable for residents of rural villages in developing countries where electric power generation is limited; a high-power, ultra-bright version of the Beamer for building façade lighting; new two-wire versions of the TriStar Master-Slave and TriStar SMART lamps; and a compact emergency light fixture that can become a portable lamp when needed.

(ii) continue to expand its distribution channels in both existing and new markets internationally by utilizing both direct and indirect sales organizations. For example, the Company has recently entered the lighting market in India. The Company expects sales to increase substantially in this market in fiscal year 2008. In addition, the Company submitted its TriStar lamps to Underwriters' Laboratories for UL testing in August 2006. Gaining UL approval of the TriStar lamps will enhance the ability of the Company to penetrate the markets in the US and Canada.

Favorable factors that will enhance ColorStars marketing position and increase revenues are the continuing trends of price reductions of LED chips and the technological improvements in the increased lumen output of LEDs. Both factors will increase the speed in which LED lights are adopted in both commercial and residential lighting.

The Company expects to be profitable by the end of fourth quarter of the fiscal year of 2008.

By the end of the fourth quarter of fiscal year 2008, the Company expects to expand its factory facilities by installing manufacturing and testing equipment in its current offices in Sindian City, Taipei County. This factory expansion will allow the Company to meet production schedules due to market expansion.

INTELLECTUAL PROPERTY

Patents

The Company has been issued patents for "high power LED color bulb with infrared remote function" in Taiwan and China, and patents for this technology are pending in UK, Germany, France and the U.S.A. This patent covers the technology in the TriStar series of RGB lamps.

A patent has been filed and is pending with the U.S. Patent and Trademark Office for the technology involved in the GemStar LED lighting product. The application number is: US11/435,868.

As of December 2007, the TriStar lamps accounted for approximately 60% of our sales. The company has seen that the TriStar LED lamps are more accepted by consumers as replacements for traditional incandescent and halogen lamps. For 2008 we expect that our new Bobby series of high lumen output of LED lamps will become mainstream for the replacement market and may surpass the TriStar series and become our key product line.

Trademarks and Service Marks

The Company uses the trademarks “ColorStars" and "TriStar" which are registered trademarks in various countries worldwide. All trademarks, service marks and copyright registrations associated with the business are registered in the name ColorStars Group and expire over various periods of time. We vigorously defend against infringements of our trademarks, service marks and copyrights.

MARKETING

ColorStars exhibits its products in the world's three largest lighting trade shows annually: light+building (Frankfurt, Germany), LightFair (Las Vegas-New York, U.S.A.) and the Hong Kong International Lighting Fair (Hong Kong).

The Company began to advertise in an industry publication, LEDs Magazine Review, with a full-page advertisement in its July-August 2006 edition. Additional advertisements are being considered in several other industry publications in the field of architectural lighting and an Internet lighting sources website.

As the Company is primarily focused on commercial lighting, its marketing efforts are directed at distributors of lighting products for architects and lighting engineers.

The Company believes that its marketing efforts will result in profitability by the end of the 2nd quarter of 2008.

Marketing activities are directed by Ms. Easter Chiu, Vice President for Marketing and Sales. Under her direction, the company arranges attendance at the major international lighting trade shows and is currently planning a strategy to place advertisements in high profile media outlets trafficked by professional lighting engineers and lighting products distributors.

The first full-page Company advertisement appeared in the July-August 2006 issue of LEDs Magazine Review. The company plans to continue placing its ad in this publication in order to raise the awareness of the ColorStars name among lighting professionals.

A plan is currently being developed to place additional advertisements in a major publication that targets professionals in architectural lighting. Consideration is also being given to the placement of advertisements in an online directory of lighting sources.

EMPLOYEES

As of June 30, 2008, the Company had 12 full time employees and 0 part-time employees. There are no collective bargaining agreements between the company and its employees. The Company does not have any supplemental benefits or incentive arrangements for employees at the present time. Such benefits and arrangements will be considered and developed over the next 12 months. The Company considers that its relationship with its employees is good.

FACILITIES

The Company does not own any real estate.

The Company leases its principal office in Taiwan at 9F-10F, No. 566 Jung Jeng Rd., Sindian City, Taipei County 231, Taiwan, R.O.C. The term of the lease is 5 years (from January 1, 2006 to December 31, 2011). Lease payments are US$90,000 per year. The lease contains no renewal options.

As of the date of this filing, the Company outsources all of its manufacturing to a variety of businesses in Taiwan and China. The Company does not have any Contracts or Agreements in place with any of these manufacturers. With a portion of the funds received from this sale, the Company plans on adding manufacturing and testing capabilities to its location in Sindian City, Taiwan, though the Company will still utilize many of its current manufacturing resources.

The Company has no plans to acquire any property in the immediate future.

The Company believes that its current facilities are adequate for its needs through the next six months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard. There are no written agreements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

           You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this Annual Report beginning on page F-1.

Overview

ColorStars is involved in the lighting industry that faces the most significant trends, opportunities and challenges in the entire history of the lighting industry.

MAJOR TRENDS

PHASING OUT OF INCANDESCENT LIGHT BULBS

Without question the issue of global-warming has led to the single most important trend effecting the industry – the movement by countries world-wide to ban the production, importation and sale of most, and in many cases all, incandescent light bulbs, from between January 2009 and January 2014.

Australia, Canada, the USA and Italy have all banned the sale of most incandescent light bulbs and many other countries in Asia, the EU and South America are in the process of considering such measures.

According to the Taipei Times of March 30th, 2008: The Ministry of Economic Affairs (MOEA) of Taiwan has just announced that the Taiwan government will also unveil new energy efficient criteria for incandescent light bulbs by the end of 2008 that will take effect at the end of 2012. Incandescent lamps failing to meet the criteria will no longer be produced, imported or sold in Taiwan. The MOEA estimates that these measures will result in the reduction of carbon dioxide emissions of nearly 500,000 metric tons a year, or the equivalent of planting 27.84 million trees per year!

These efforts are all meant to result in the reduction of electricity required for lighting and the resulting reduction in production of greenhouse gases. If the small island of Taiwan can estimate the impact of these measures to reduce carbon dioxide emissions at nearly 500,000 metric tons per year, one can quickly see the driving force to replace incandescent light bulbs with compact fluorescent lamps and LEDs.

Compact fluorescent lamps will be the initial major beneficiary of these measures to phase out incandescent light bulbs, but LED light sources and luminaries will benefit significantly year-by-year and eventually assume a major market share in the lighting industry due to lowering costs as a result of manufacturing on a larger scale, continued technological advances in lumen output, a longer operating life than CFL lamps and the fact that LED lamps have no mercury – the biggest drawback to the use of CFL lamps.

USER DEMANDS

End-users, both residential and commercial, are becoming more aware of the availability of LED lamps and luminaries. Some of this increased awareness comes from the public’s growing sense of urgency about global warming and some is coming from government regulations, such as the new 2008 Building Energy Efficiency Standards for Residential and Non-Residential Buildings under California’s Title 24, that calls for the reduction of electricity required for each square foot of building space. (Source: California’s Energy Commission Website (www.energy.ca.gov).

ColorStars Group anticipates the rapid expansion of retail packaging of LED retrofit products to meet consumer demands over the next three to five years.

TECHNOLOGY

Improvements in semiconductor chip design continues to result in higher lumen output of LED lamps. There is no foreseeable end to this trend. ColorStars Group anticipates that its retrofit LED lamp with the highest lumen output will increase by the end of 2008 to 1000 lumens from the current level of 700 lumens. This expected 30% increase in brightness will further enhance the competitiveness of LED lamps in relation to compact fluorescent lamp (CFL) lamps.

Additional technological trends include the merging of solar panel technology with LED lamps and the adaptation of the Zigbee protocol for wireless lighting control. ColorStars Group is introducing in the second quarter of 2008 the Zigbee-DMX512-T (transmitter) and the Zigbee-DMX-R (receiver) to control LED products wirelessly up to 100 meters.

Solar-lit street lighting is beginning to be introduced into the market. This trend will be extended rapidly into rural lighting to provide energy-efficient lighting where electrical power grid systems have been non-existent or limited. Solar-powered LED light fixtures will be a key factor in lighting up third world countries in the next decade and providing enhanced energy efficient lighting that will improve the quality of life for perhaps several billion people on the planet. It will give these persons better living and working spaces that can enhance their quality of education and their economies.

FINANCING OF ENERGY-EFFICIENT LED LIGHTING

ColorStars Group anticipates the growth of private financing for the installation of energy-efficient LED lighting. While the initial cost of LED lighting is greater than current alternatives, its longer operating life and low-maintenance requirements can result in substantial cost savings over the life of the LED lighting.

This presents an opportunity for investors to package loans for construction sites that allow building managers to pay to the investors the normal monthly costs for lighting until the installation costs and a reasonable return on investment has been recovered.

MARKET OPPORTUNITIES

EXPANDING MARKET FOR LED PRODUCTS

DOE Solid-State Lighting Portfolio (from DOE Website)

“The U.S. Department of Energy and its partners are working to accelerate advances in solid-state lighting — a pivotal emerging technology that promises to fundamentally alter lighting in the future.

No other lighting technology offers the Department and our nation so much potential to save energy and enhance the quality of our building environments” (http://www.netl.doe.gov/ssl/).

It is anticipated that in spite of a slowing economy, the U.S. will significantly expand its rate of adoption of LED lamps in 2008. The U.S. has been behind the countries of the E.U. in this regard, so the potential for market penetration in the U.S. is high.

In addition, LED products will increasingly be called for in both new construction projects as well as replacement lighting for street lighting, tunnel lighting, classroom lighting, retail shops, commercial malls and residences.

FLEXIBLE DESIGN OF LED LAMPS AND LUMINAIRES

Due to the small size of LED lamps, fixture design is limited only to the imagination of lighting designers. This alone provides a significant advantage of LED products over CFL and halogen lamps.

MARKET POTENTIAL

From the World Fact Book of CIA, there is an estimated one billion street lamps in the world. At US$1,000 per lamp, this represents an investment of US$1 trillion. If 1% of the existing worldwide street lamps were replaced each year with LED street lights, this would result in sales of US$1 billion.

Also from the Fact Book of CIA, there are 5 billion people in the world having access to electrical power and assuming an average of 2.5 persons per household, there are 2 billion households worldwide. If each household used 20 LED lamps, there would be 40 billion LED lamps in use. At an average of US$100/LED lamp, the potential market size could be estimated to be US$40 trillion for residential lighting. If 1% of households globally bought 20 LED lamps per year, this would result in sales of US$40 billion.

If there were 2 LED lamps per person in the 3.0 billion global workforce, there would be 6 billion LED lamps in operation in commercial settings. At an average cost of US$100/LED lamp, the market valuation for commercial lighting could be estimated at US$600 billion worldwide. If 1% of these were purchased every year, this would result in sales of US$6 billion.

The total for these estimates of 1% of purchases of LED products for street lighting, residential lighting and commercial lighting is US$47 billion. If ColorStars Group could obtain 0.1% of this estimated global market, annual sales would be US$47 million – a substantial increase of its current annual sales and the outlook for the years ahead presents a great potential for further increase.

MARKET CHALLENGES

LOWERING MANUFACTURING COSTS

When the product manufacturing quantities reach 100,000 pieces per month or more will justify manufacturing automation and drive manufacturing costs down. This is a challenge, but there appears to be no barriers to this estimate. As the market demands more LED products, the economies of scale will naturally follow.

OVERCOMING TECHNOLOGICAL HURDLES

New semiconductor chip designs plus improved methods of heat management to convert electrical energy into more light than heat have been continual challenges of the LED industry. There are no reasons to believe, however, that these hurdles will continue to be overcome resulting in improved LED products that overcome the primary advantage of alternative lighting technologies – price.

CURTAILING ILLEGAL COPIES OF PATENTED LED PRODUCTS

One of the major challenges ColorStars Group faces is the competition from manufacturers, primarily in mainland China, who are illegally manufacturing copies of the TRISTAR SERIES retrofit lamps. Now that the U.S. patent for these lamps has been issued to ColorStars Group (January 15, 2008, US Patent Number: 7318658B2), the company is studying the option of taking legal action against these manufacturers.

To date, however, the illegally produced products have been older models and of inferior quality to the current TRISTAR SERIES lamps.

LED STANDARDS

Currently, there are no U.S. nor global standards for LED lighting products. The DOE and UL Laboratories are currently working on such standards. This presents some risk to ColorStars Group and may require some modifications to its products once the standards are issued.

MARKET ACCEPTANCE

Without question, the market for lighting products has been slow to accept LED lamps and luminaries because of price and lamp brightness. As the global warming crisis drives more use of LED products, however, and technological advances continue to improve the brightness of the lamps, both of these issues will be resolved and overcome.

ColorStars Group sees little possibility of the market sliding backwards. It anticipates that the market will move forward steadily and reach, in our estimation, an explosive market expansion some time between 2010 and 2012.

DRIVER OF PROFITABILITY IN 2008

The driver behind management’s expectation of profitability in 2008 is that the company continues to research and design new products which meet the market demand. Major new product lines for 2008 are the Bobby Series of LED lamps and the new Luxman Street Lamp Series. The Bobby LED lamps will have higher wattage and lumen output with 15 Watt and 900 Lumens. The Luxman Street Lamp Series will have a range of 30 Watts and 120 Watts with lumen output ranging from 1500 lumens to 6000 lumens. These two new product lines will meet customers demand of higher lumen output LED lamps and outdoor street lamps. The expansion of US market will also contribute to the profitability of 2008. The Company does not rely on significant customer. Only one customer counts for more than 10% of our sales in 2007. This customer is Collingwood from UK who counts for 12.6% of our 2007 sales.

In the first half of 2007, there was some quality issue which slowed down the sales of TriStar LED lamps. The Company has pinpointed the issue and made correction immediately. We expect the sales of TriStar LED lamps will continue to grow in 2008. Combining the stable growth of the old product lines and the timely introduction of the new product lines, we can expect the Company will continue to generate profit in 2008.

The Company continues to out-source manufacturing of the products before funding from the proceeds of this offering is in place. As the funding was not in place before the 4th quarter as we expected, the Company has managed to take 10% equity in one of our major supplier so that it can expand its production capacity.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an ongoing basis, we evaluate our estimates, including those related to product returns, bad debts, inventories, valuation of options and warrants, intangible assets, long-lived assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenues are recognized in connection with sales of products when all of the following conditions are met: (1) there exists persuasive evidence of an arrangement with the customer, typically consisting of a purchase order or contract; (2) products have been delivered and title and risk of loss has passed to the customer, which occurs when a product is shipped under customary terms; (3) the amount of revenue is fixed or determinable; and (4) collectability is reasonably assured.

Allowance for Doubtful Accounts

The allowance for doubtful accounts for the years ended December 31, 2007 and 2006 were $520 and $59 respectively. The allowance is set up in order to reserve for credit losses as a result of customers’ inability to pay.

Discontinued Operations

None.

Results of Operations

Comparison of Fiscal Year Ended December 31, 2007 to Fiscal Year Ended December 31, 2006

Sales. Sales increased to $1,281,774 for the year ended December 31, 2007 from $1,178,510 for the year ended December 31, 2006. The $103,264 or 9%, increase in sales was due to an expansion of market coverage to USA.

Cost of Goods Sold. Cost of goods sold increased to $800,860 or 62% of sales, for the year ended December 31, 2007 from $722,288 or 61% of sales, for the year ended December 31, 2006. The increase in cost of goods sold was due to increase of goods sold in 2007.

Gross Profit. Gross profit increased to $480,914 or 38% of sales, for the year ended December 31, 2007 from $456,222, or 39% of sales, for the year ended December 31, 2006. The decrease in gross profit was due to a weaker US dollar relative to Taiwan Dollar which increases the cost of goods made in Taiwan.

Selling, General and Administrative Expenses. Selling, General and administrative expenses decreased to $370,422 or 29% of sales, for the year ended December 31, 2007 from $396,981 or 34% of sales, for the year ended December 31, 2006. The decrease in selling, general and administrative expenses are primarily related to the decrease of international advertisement and exhibition costs. The company participates in the Frankfurt Lighfair and the Los Vegas Lighfair every two years, whereas both Frankfurt and Los Vegas fairs took place in 2006 only, and not 2007.

Depreciation, Amortization and Depletion. Depreciation, amortization and depletion increased to $19,860 for the year ended December 31, 2007 from $16,639 for the year ended December 31, 2006 reflecting that some properties or equipment were added during this period.

Interest Expense. Interest expense decreased to $(3,694) for the year ended December 31, 2007 compared with $(4,854) for the year ended December 31, 2006. The decrease in interest expense was due to the decrease of bank loan.

Net Loss. For the year ended December 31, 2007, we incurred a net income of $59,765, or $0.0011 per share, as compared to a net loss of $(192,246) for the year ended December 31, 2006, or $(0.0046) per share. The average number of shares of common stock used in calculating earnings per share increased 14,584,219 shares to 56,649,972 from 42,065,753 shares as a result of the share exchange in February 2006 and the shares issued for services in March 2006.

ColorStars products are sold to over 35 different countries around the world. The percentage of sales by major regions are listed below:

Regions	Sales Amount	Weight (%)
Europe	$807,518.00	63%
Asia	$320,443.00	25%
USA	$153,813.00	12%
Total	$1,281,774.00	100%

The percentages of major product lines currently sold to each region are listed below:

Products/Regions	TriStar Lamps	LED Drivers	Control System
Europe	64%	80%	60%
Asia USA	20% 16%	22% 8%	27% 13%

Comparison of Six Month Period Ended June 30, 2008 to Six Month Period Ended June 30, 2007

Sales. Sales increased to $1,013,403 for the six month period ended June 30, 2008 from $568,583 for the six month period ended June 30, 2007. The $444,820or 78.2331%, increase in sales was due to an expansion of market coverage to USA.

Cost of Goods Sold. Cost of goods sold increased to $657,275 or 64.8582% of sales, for the six month period ended June 30, 2008 from $342,070, or 60.1618% of sales, for the six month period ended June 30, 2007. The main reason for the increase in the cost of goods are related to the exchange rate fluctuation between Taiwan Dollar and US Dollar which is explained in the next item – Change in Gross Profit below:

Gross Profit. Gross profit increased to $356,128 or 35.1418% of sales, for the six month period ended June 30, 2008 from $226513, or 39.8382% of sales, for the six month period ended June 30, 2007. The decrease in gross profit was due to a weaker US dollar relative to Taiwan Dollar which increases the cost of goods made in Taiwan. The Company quotes all its product for export in US Dollar currency and most of the costs of goods are incurred in Taiwan with Taiwan Dollar currency. For the six-month period ending June 30, 2008 the average exchange rate between US Dollar and Taiwan Dollar was 1 to 31.15, while for the same period of 2007 was 1 to 33.21. The depreciation of US Dollar is 6.06% for the same period which caused our gross margin decreased from 39.8382% to 35.1418% .

Selling, General and Administrative Expenses. Selling, General and administrative expenses increased to $245,444 or 24.21978% of sales, for the six month period ended June 30, 2008 from $180,040 or 31.66468% of sales, for the six month period ended June 30, 2007. The increase in selling, general and administrative expenses are primarily related to increase of sales person. The Company has added one more sales person in 2008 so as to meet the increasing sales activities.

Depreciation, Amortization and Depletion. Depreciation, amortization and depletion increased to $8,844 for the six month period ended June 30, 2008 from $8,046 for the six month period ended June 30, 2007 reflecting that some properties or equipment were added during this period. The Company has sold the old van which was 5 years old and purchased a new van for transportation. This change in asset also increased in the Depreciation cost.

Interest Expense. Interest expense increased to ($3,078) for the six month period ended June 30, 2008 compared with $(1,836) for the six month period ended June 30, 2007. The increase in interest expense was due to the increase of bank loan. The Company has renewed it bank loan and increased the total bank loan outstanding from Three Million Taiwan Dollar in 2007 to Six Million Taiwan Dollar in 2008.

Net Income. For the six month period ended June 30, 2008, we generated net income of $28,304, or $0.0005 per share, as compared to net income of $22,255 for the six month period ended June 30, 2007, or $0.0004 per share. The average number of shares of common stock used in calculating earnings per share increased 10,675,801 shares to 62,000,000 from 51,324,199 shares as a result of the new issued shares for services.

Liquidity and Capital Resources

The Company is heavily relying on the potential proceeds from this offering even though money is not the major reason why the Company chose to come to the USA for funding. The Company considers that being a public Company in the US will gain more visibility and credibility for the Company in expanding the Company’s business plans. If half of the maximum is received from the offering, it will not effect the Company’s expansion plans though it would effect the Company’s Working Capital Reserve (please refer to Use of Proceeds section) and may not be flexible enough to meet any urgent requirement. If no funds are generated from this sale, the Company will cancel the offering and start to negotiate with other companies for merging or acquisition.

The Company plans on spending $1,000,000 for capital expenditures in 2008. $500,000 will be spent on opening an office in Los Angeles, California thereby establishing a presence in the US with the intention of expanding sales as well as providing technical service and inventory for immediate shipping. The remaining $500,000 will be used to add manufacturing and testing machinery to the Sindian City location. Also, should at least half of the maximum be received from this offering, the Company has reserved $2,000,000 to be used for material commitments for capital expenditures. Specifically, the Company would use these funds for equity investment in strategic upstream suppliers/manufacturers. During the first quarter of 2008, the Company invested 10% in Anteya Technologies Corp (Kaohsiung County, Taiwan) in order to assist this manufacturer with expansions that will be needed due to the Company’s foreseeable market and sales growth. Other potential material commitments for capital expenditures will be for similar incentives and will be determined as the Company progresses forward with its expansion plans.

Previously, the Company used the proceeds from its loans to purchase materials for LED and GemStar materials as well as maintaining inventory, though $100,000 of a bank loan was used as part of the equity investment of Anteya Technologies mentioned above.

Net Cash Used in Continuing Operations. During the fiscal year ended December 31, 2007, net cash used in continuing operations was $20,871 compared with $(151,129) for the fiscal year ended December 31, 2006. During the six month period ended June 30, 2008, net cash provided by continuing operations was $257,992 compared with $(76,073) for the six month period ended June 30, 2007.

Net Cash Used in Investing Activities. During the fiscal year ended December 31, 2007, net cash from investing activities decreased to $(29,099) compared with $(36,497) for the year ended December 31, 2006. The increase was a result of the purchase of fixed assets and decrease in intangible assets. During the six month period ended June 30, 2008, net cash from investing activities decreased to $(470,790) compared with $(10,472) for the six month period ended June 30, 2007. The increase was a result of the additions to long term investments.

Net Cash (Used in) Provided by Financing Activities. During the fiscal year ended December 31, 2007, net cash used in financing activities increased to $385,889 resulting from the increase of notes payable of $19,354, financing proceeds from stockholder of $386,075, the issue of $14,000 of capital and the repayment of bank loan $(33,540). This compares to cash provided by financing activities of $207,382 for the year ended December 31, 2006, resulting from financing proceeds from stockholder, repayment of bank loan, and increase of notes payable. During the six month period ended June 30, 2008, net cash used in financing activities increased to $87,404 resulting from the increase of loans payable of $197,680 and the repayment of a portion of loan from a stockholder $(60,953). This compares to cash provided by financing activities of $37,253 for the six month period ended June 30, 2007, resulting from financing proceeds from stockholder, repayment of bank loan, and increase of notes payable

The Company currently anticipates that its available cash in hand and cash resources from expected revenues will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next twelve months.

Our continued existence is dependent upon several factors, including increased sales volumes, collection of existing receivables and the ability to achieve profitability from the sale of our products. In order to increase our cash flow, we are continuing our efforts to stimulate sales.

Contractual Obligations

Below is a table which presents our contractual obligations and commitments at December 31, 2007:

		Less than			After
Contractual Obligation	Total	1 Year	1-3 Years	3-5 Years	5 Years

Short-term debt
Obligations(1)	$--	$--	$--	$--	$--
Notes Payable(2)	113,672	113,672
Due to Stockholder(3)	551,008	551,008
Non-Current debt(4)	49,323		49,323
Operating Leases(5)
Less than one yr	44,391	44,391
1-3 years	81,712		81,712	--	--
3-5 years	--
After 5 yrs	--				--
Total contractual
cash obligations	$840,106	$709,071	$131,035	$--	$--

(1)	Short-term debt obligations: There are no short-term debt obligations as of December 31, 2007.

(2)

Notes Payable: This is the total of all money that is owed to various suppliers and is paid at the end of the year. This debt is unsecured and is non-interest bearing. There are no contracts, agreements, notes, etc. that accompany this debt.

(3)

Due to Stockholder: Company obligation to CEO Mr. Wei-Rur Chen which is non-interest bearing and unsecured. There is no specific due date assigned to this obligation. The repayment of such will be determined with the best interest of the Company in mind, which is dependent upon profits generated. There is no physical agreement, contract, note, etc between the Company and Mr. Chen in regards to this obligation.

(4)

Non-Current debt: Company obligation to a bank in Taiwan and is due April 2009. The average interest rate is 6.04% and the debt is unsecured. This debt is held in the form of a revolving credit line (up to $150,000 available in total). There are no physical agreements, contracts, notes, etc. supporting this specific obligation. This debt was paid off in full during the first quarter of 2008, though is listed here for purpose of comparison.

(5)

The company has a balance of three years remaining on their five-year rental agreement with a renewal option. Rent expense for the year ended December 31, 2007 was $48,095. The annual rents for the next three years are as follows: $44,391 in 2008, $44,391 in 2009, $37,321 in 2010 for a total of $126,103.

Off-Balance Sheet Arrangements and Concentration of Credit Risk

Financial instruments that potentially expose concentrations of credit risk primarily consist of cash and cash equivalents, investments and accounts receivable. Management believes there are no significant off-balance-sheet risks such as those associated with foreign exchange contracts, option contracts or other foreign exchange hedging arrangements. With respect to concentration of credit risk, the Company has cash investment policies which, among other things, limit investments to investment-grade securities. Ongoing credit evaluations of the customers are performed and allowances for potential credit losses maintained.

Inflation

We do not believe that inflation in the cost of our raw materials has had in the past or will have in the future any significant negative impact on our operations. However, no assurance can be given that we will be able to offset such inflationary cost increases in the future.

Recently Issued Accounting Standards

In December 2007, Financial Accounting Standard Board (FASB) issued SFAS No.160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary, and expands disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. The statement also requires consolidated net income to be reported and disclose on the face of the consolidated statement of income at amounts that include the amounts attributable to both the parent and the noncontrolling interest. This Statement establishes decreases in a parent’s ownership interest in a subsidiary could be accounted for only equity transactions. The provision of SFAS No.160 is effective beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No.141, “Business Combinations”. The statement established the accounting for goodwill and assets and liabilities arising from contingency. It defines a bargain purchase as a business combination. It required the “negative goodwill” amount to be allocated as a pro rata reduction of the amounts that otherwise would have been assigned to particular assets acquired. Also, the provision require to recognize assets or liabilities arising from all other contingencies as of the acquisition date, measured at their acquisition-date fair values, only if it is more likely than not that they meet the definition of an asset or a liability in FASB Concepts Statement No. 6, Elements of Financial Statements. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In February 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No.159). SFAS No.159 permits companies to choose to measure certain financial instruments and certain other items at fair value. This standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No.159 is effective for the company beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted.

In August 2006, the FASB issued SFAS No.157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS No.157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The transition adjustment, which is measured as the difference between the carrying amount and the fair value of those financial instruments at the date this statement is initially applied, should be recognized as a cumulative effect adjustment to the opening balance of retained earnings for the fiscal year in which this statement is initially applied. The provisions of SFAS No.157 are effective for us beginning January 1, 2008.

The management is currently evaluating the impact that the above statements will have on its consolidated financial statements.

Quantitative and Qualitative disclosures About Market Risk

ColorStars does not have any market risk sensitive instruments at this moment.

Foreign Currency Exchange Rates

The financial statements of the company’s foreign operations are translated into U.S. dollars for financial reporting purposes. The assets and liabilities of foreign operations whose functional currencies are not in U.S. dollars are translated at the period-end exchange rates, while revenues and expenses are translated at weighted-average exchange rates during the fiscal year. The cumulative translation effects are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This Annual Report contains forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks related to the large amount of our outstanding term loan; history of net losses and accumulated deficits; reliance on third parties to market, sell and distribute our products; future capital requirements; competition and technical advances; dependence on the oil services market for pipe and well cleaners; ability to protect our patents and proprietary rights; reliance on a small number of customers for a significant percentage of our revenues; and other risks. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Annual Report will in fact occur.

REPORTS TO SECURITIES HOLDERS

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the issuance of shares of our common stock being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. As a result of the offering of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file quarterly and annual reports and other information with the SEC; and send a copy of our annual report together with audited consolidated financial statements to each of our shareholders. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the internet (http://www.sec.gov).

DESCRIPTION OF PROPERTY

We do not own any property, real or otherwise. We currently lease the following properties.

The Company leases its principal office at 9F-10F, No. 566 Jung Jeng Rd., Sindian City, Taipei County 231, Taiwan, R.O.C. The term of the lease is 5 years (from January 1, 2006 to December 31, 2011). Lease payments are US$90,000 per year. The lease contains no renewal options. The Company has no plans to acquire any property in the immediate future.

The Company believes that its current facilities are adequate for its needs through the next six months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard. There are no written agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of June 30, 2008, financing proceeds from stockholder and president, Mr. Wei-Rur Chen was $490,055 and as of December 31, 2007 was $551,008.

During the period, 144,000 shares of 522,000 shares of Anteya Technology Corp were purchased from the stockholder and president, Mr. Wei-Rur Chen at a consideration of $284,360. The price was the prevailing share price when the transaction occurred.

The Group leased an office from Mr. Wei-Rur Chen at consideration of $11,827 and $23,241 for the three and six months ended June 30, 2008 respectively and $48,095 for the year ended December 31, 2007. The lease term for the agreement is from November 2005 to November 2010. This office is the main operational office in Taiwan with the address of 10F, 566, Jungjeng Road, Sindian City, Taipei County 231, Taiwan, R.O.C.

The company provided no collateral to the party for the above financing proceeds. These proceeds represented a non-interest bearing charge to the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRINCIPAL MARKET OR MARKETS

On June 30, 2008 there were 62,000,000 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

APPROXIMATE NUMBER OF COMMON STOCK HOLDERS

There is no public market for our common stock. Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited.

As of June 30, 2008, there were approximately 72 holders of record of the Company's common stock as determined from the Company’s transfer agent’s list. Such list does not include beneficial owners of securities whose shares are held in the names of various dealers and clearing agencies.

Of the 62,000,000 shares of common stock outstanding, 33,920,000 shares of common stock are beneficially held by "affiliates" of the company. All shares of common stock registered pursuant to this Registration Statement will be freely transferable without restriction or registration under the Securities Act, except to the extent purchased or owned by our "affiliates" as defined for purposes of the Securities Act.

As of June 30, 2008, there are no outstanding options or warrants or other securities that are convertible into our common stock.

In general, under Rule 144, as amended effective February 15, 2008, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

  1% of the number of shares of common stock then outstanding, which will equal 720,000 shares immediately after this offering; and

  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144, as amended effective February 15, 2008, are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. For a person who has not been deemed to have been one of our affiliates at any time during the three months preceding a sale, sales of our securities held longer than six months, but less than one year, will be subject only to the current public information requirement. Rule 144 also provides that affiliates that sell our common shares that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Under Rule 144(k), as amended effective February 15, 2008, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Any sales of shares by shareholders pursuant to rule 144 may have a depressive effect on the price of our common stock. There are 28,080,000 shares of our common stock that are not being offered by this registration statement that could be sold pursuant to Rule 144 by non-affiliates.

EXECUTIVE COMPENSATION

BOARD OF DIRECTORS

All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

DIRECTORS' COMPENSATION

We reimburse our directors for expenses incurred in connection with attending board meetings but we do not pay our directors fees or other cash compensation for services rendered as a director.

EXECUTIVE COMPENSATION

The compensation discussion addresses all compensation awarded to, earned by, or paid to the ColorStars’ named executive officers. As of December 31, 2007, two of our executive officers are currently earning compensation. Set forth below is the aggregate compensation for services rendered in all capacities to us during our fiscal years ended December 31, 2005, 2006 and 2007 by our executive officers. Except as indicated below, none of our executive officers were compensated in excess of $100,000.

SUMMARY COMPENSATION TABLE

LONG-TERM

NAME AND PRINCIPAL	ANNUAL COMPENSATION TABLE				COMPENSATION AWARDS

SECURITIES UNDERLYING
POSITION	YEAR	SALARY	BONUS	OTHER	OPTIONS/SARS

Wei Rur Chen Chairman, Chief Executive Officer and Executive President	2007 2006 2005	$10,000 $60,000 ---	-- -- --	-- -- --	-- -- --

Li Chang Hsu¹ Vice president and Director	2007 2006 2005	$-- $40,000 $--	-- -- --	-- -- --	-- -- --

Mei-Ying (Easter) Chiu Vice president and Director	2007 2006 2005	$40,000 $40,000 --	-- -- --	-- -- --	-- -- --

(1) Mr. Li Chang Hsu is no longer Vice President or Director of the Company.

OPTIONS/SAR GRANTS IN THE LAST FISCAL YEAR

None.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

None.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for ColorStars by Cohen & Czarnik LLP, 17 State Street, 39th Floor, New York, New York, 10004.

TRANSFER AGENT

Our transfer agent is Bay City Transfer Agency and Registrar, Inc., 300 Center Avenue, Suite 202B, Bay City, Michigan 48708.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The financial statements of as of December 31, 2007 and 2006, included in this prospectus have been audited by Michael F. Albanese CPA, an independent registered public accounting firm, as stated in their opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor does it constitute an offer to buy these securities in any jurisdiction where the offer or sale is not permitted regardless of the time of the delivery of this prospectus or any sale of these securities.

COLORSTARS GROUP AND COLOR STARS INC.
Consolidated Financial Statements
(Unaudited)

June 30, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Audit Committee of ColorStars Group and Color Stars Inc.:

I have reviewed the consolidated balance sheet of ColorStars Group and Color Stars Inc. as of June 30, 2008 and the related consolidated statements of operations and cash flows for the six months ended June 30, 2008 and 2007. These financial statements are the responsibility of the company’s management.

I conducted my review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the e3xpression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my reviews, I am not aware of any material modifications that should be made to the consolidated financial statements refereed to above for them to be in conformity with accounting principles generally accepted in the United States.

/s/ Michael F. Albanese
Michael F. Albanese, CPA

Parsippany, New Jersey
August 15, 2008

COLORSTARS GROUP AND COLOR STARS INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)
(IN US$)

	June 30,	December 31,
Assets	2008	2007
Current assets
Cash and cash equivalents	$330,342	$462,510
Accounts receivable, net of allowance for doubtful accounts of $556 and $520
	68,307	51,507
Inventory	302,559	149,547
Prepaid expenses and other current assets	42,559	20,935
Total current assets	743,767	684,499

Equipment, net	45,096	43,145
Intangible assets, net	25,715	20,168
Long term investment	458,619	-
Other assets	42,958	40,221

Total assets	$1,316,155	$788,033

Liabilities and stockholders’ deficit

Current liabilities
Loans payable	$197,680	$49,323
Accounts payable	543,642	217,239
Accrued expenses	35,411	20,459
Due to stockholder	490,055	551,008
Receipts in advance	74,354	1,773
Other current liabilities	1,798	717
Total current liabilities	1,342,940	840,519

Stockholders’ deficit
Common Stock of $0.001 par value per share – authorized, 500,000,000;
Issued and outstanding, 62,000,000 at June 30, 2008 and December 31,2007
	62,000	62,000
Foreign currency translation adjustment	15,392	17,995
Accumulated deficit	(104,177)	(132,481)
Total stockholders’ deficit	(26,785)	(52,486)

Total liabilities and stockholders’ deficit	$1,316,155	$788,033

The accompanying notes are an integral part of the financial statements

COLORSTARS GROUP AND COLOR STARS INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
(IN US$)

	Three months ended		Six months ended
	June 30		June 30
	2008	2007	2008	2007

Net sales	$666,725	$302,224	$1,013,403	$568,583
Cost of goods sold	(442,201)	(178,248)	(657,275)	(342,070)
Gross profit	224,524	123,976	356,128	226,513

Operating expenses
General and administrative	$97,725	$81,499	$174,867	$146,128
Selling	43,912	21,337	70,577	33,912
Research and development	16,094	4,953	42,228	7,385
Depreciation and amortization	4,660	3,718	8,844	8,046
Advertising	17,324	803	19,263	8,080
Total operating expenses	$179,715	$112,310	$315,779	$203,551
Income from operations	44,809	11,666	40,349	22,962

Other income (expenses)
Interest income	526	168	517	168
Interest expense	(2,311)	(945)	(3,078)	(1,836)
(Loss) gain on foreign exchange, net	(873)	(192)	(10,452)	961
Other	493	-	968	-
Net income	$42,644	$10,697	$28,304	$22,255

Earning per share:
Basic and diluted per share	$0.0007	$0.0002	$0.0005	$0.0004

Weighted average shares outstanding:
Basic and diluted	62,000,000	52,611,868	62,000,000	51,324,199

The accompanying notes are an integral part of the financial statements

COLORSTARS GROUP AND COLOR STARS INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
(IN US$)

	Capital		Foreign		Total
	Stock		Currency	Accumulated	Stockholders’
	No. of shares	Value	Adjustment	Deficit	Deficit
Balance, December 31, 2006	48,000,000	$48,000	$17,563	$(192,246)	$(126,683)
Share issued	14,000,000	14,000	-	-	14,000
Foreign currency adjustment	-	-	432	-	432
Net income	-	-	-	59,765	59,765
Balance, December 31, 2007	62,000,000	62,000	17,995	(132,481)	(52,486)
Foreign currency adjustment	-	-	(2,603)	-	(2,603)
Net income	-	-	-	28,304	28,304
Balance, June 30, 2008	62,000,000	$62,000	$15,392	$(104,177)	$(26,785)

The accompanying notes are an integral part of the financial statements

COLORSTARS GROUP AND COLOR STARS INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)
(IN US$)

	Six months ended
	June 30
	2008	2007

Cash flows from operating activities
Net income	$28,304	$22,255
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	8,844	8,046
Changes in operating assets and liabilities:
Accounts receivable	(16,800)	(52,278)
Inventories	(153,012)	13,739
Prepaid expenses and other current assets	(24,361)	2,525
Accounts payable	326,403	(54,720)
Accrued expenses	14,952	(4,757)
Receipts in advance	72,581	(10,779)
Other current liabilities	1,081	(104)
Cash flows provided by (used in) operating activities	$257,992	$(76,073)

Cash flows from investing activities
Additions to fixed assets	$(4,613)	$(3,818)
Addition to intangible assets	(7,558)	(6,654)
Addition to long term investment	(458,619)	-
Cash flow used in investing activities	$(470,790)	$(10,472)

Cash flows from financing activities
(Repayment) proceeds from stockholder	$(60,953)	$45,029
Proceeds from loans payable	197,680	-
Increase in share capital	-	14,000
Repayment of bank loan	(49,323)	(21,776)
Cash flow provided by financing activities	$87,404	$37,253

Effect of exchange rate changes on cash and cash equivalents	(6,774)	1,242

Net increase (decrease) in cash and cash equivalents	132,168	(48,050)
Beginning cash and cash equivalents	462,510	84,346

Ending cash and cash equivalents	$330,342	$36,296

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$3,078	$1,836

The accompanying notes are an integral part of the financial statements

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Business and Basis of Presentation

Nature of Business – Circletronics Inc., now ColorStars Group (the Company), was incorporated in Canada on January 21, 2005. Circletronics Inc., was redomiciled to Nevada and its name changed to ColorStars Group on November 3, 2005. ColorStars Group owns 100% of the shares of Color Stars Inc. The directors of the companies are the same (Wei-Rur Chen, Li Chang and Mei-Ying Chiu).

Color Stars Inc. (the Subsidiary) was incorporated as a limited liability company in Taiwan, Republic of China in April 2003 and commenced its operations in May 2003. The Company is mainly engaged in manufacturing, designing and selling light-emitting diode and lighting equipment.

On February 14, 2006, the Company, a non-operating company, entered into a share exchange agreement with the Subsidiary. The Company issued 30,000,000 shares at par value of $0.001 per share in exchange for all the outstanding shares of the Subsidiary.

The Company and the Subsidiary combined are the “Group”.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Group as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Consolidation – The consolidated financial statements include the accounts of ColorStars Group (“ColorStars”) and Color Stars Inc in which ColorStars has a controlling voting interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand, cash on deposits and all short-term highly liquid investments purchased with remaining maturities of three months or less.

Fair Value of Financial Instruments – The carrying amount of cash, accounts receivable and accounts payable approximates fair value due to the short-term nature of these instruments.

Inventory – Inventory is stated at the lower of cost or market (weighted average method) and as of June 30, 2008 had a value of $302,559 and as of December 31, 2007 had a value of $149,547.

Plant and Equipment – Equipment is recorded at cost. Provision for depreciation is computed using the straight-line method on all depreciable assets over the estimated useful lives of the related assets (five years for machinery equipment, three and half years for transportation equipment and three years for computer and office equipment and other equipment). Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization is eliminated from the respective amounts and any resulting gains or losses are reflected in operations. Expenditures for repairs and maintenance costs are expensed as incurred.

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Revenue Recognition – Revenue is recognized in connection with sales of products when all of the following conditions are met: (1) there exists persuasive evidence of an arrangement with the customer, typically consisting of a purchase order or contract; (2) products have been delivered and title and risk of loss has passed to the customer, which occurs when a product is shipped under customary terms; (3) the amount of revenue is fixed or determinable; and (4) collectability is reasonably assured.

The allowance for doubtful accounts as of June 30, 2008 and December 31, 2007 were $556 and $520 respectively. The allowance is set up in order to reserve for credit losses as a result of customers’ inability to pay.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Selling costs	$43,912	$21,337	$70,577	$33,912
General and administrative costs	$97,725	$81,499	$174,867	$146,128
Research and development	$16,094	$4,953	$42,228	$7,385
Advertising	$17,324	$803	$19,263	$8,080

Off-Balance-Sheet Risk and Concentration of Credit Risk – Financial instruments that potentially expose concentrations of credit risk primarily consist of cash and cash equivalents, investments and accounts receivable. Management believes there are no significant off-balance-sheet risks such as those associated with foreign exchange contracts, option contracts or other foreign exchange hedging arrangements. With respect to concentration of credit risk, the Company has cash investment policies which, among other things, limit investments to investment-grade securities. Ongoing credit evaluations of the customers are performed and allowances for potential credit losses maintained.

Geographic Information – Product revenues primarily from customers based in the following geographic areas for the three and six months ended June 30, 2008 and 2007 were as follows:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Customers based in:
Europe	$494,181	$201,267	$750,348	$427,142
Asia	$69,354	$52,036	$113,843	$66,338
United States	$103,190	$48,921	$149,212	$75,103

Foreign Currency – The financial statements of the company’s foreign operations are translated into U.S. dollars for financial reporting purposes. The assets and liabilities of foreign operations whose functional currencies are not in U.S. dollars are translated at the period-end exchange rates, while revenues and expenses are translated at weighted-average exchange rates during the fiscal year. The cumulative translation effects are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

Intangible Assets – Intangible assets with finite lives are amortized over their respective estimated useful lives. The amount of intangible assets to be amortized shall be the amount initially assigned to that asset less any residual value. Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate long-lived described below.

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets Other than Goodwill – Long-lived assets held and used, including intangible assets with finite lives, are tested for recoverability when circumstances indicate that the carrying amount of assets may not be recoverable. Recoverability of long-lived assets is evaluated by comparing the carrying amount of an asset or asset group to management’s best estimate of the undiscounted future operating cash flows expected to be generated by the asset or asset group. If these comparisons indicate that the asset or asset group is not recoverable, an impairment loss is recognized for the amount by which the carrying value of the asset or asset group exceeds its fair value. Fair value is determined by quoted market price, if available, or an estimate of projected future operating cash flows, discounted using a rate that reflects the related average operating cost of fund.

Income Taxes – The provision for income taxes are based on reported earnings before income taxes. Deferred taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, management considers estimates of future taxable income and determines if an accrual need to be recorded.

Recent Accounting Pronouncements – In May 2008, the Financial Accounting Standard Board (FASB) issued SFAS No.162, “The Hierarchy of Generally Accepted Accounting Principles”. This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in US. The Board believes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Accordingly, the Board concluded that the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing this Statement to achieve that result. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.

In December 2007, FASB issued SFAS No.160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary, and expands disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. The statement also requires consolidated net income to be reported and disclose on the face of the consolidated statement of income at amounts that include the amounts attributable to both the parent and the noncontrolling interest. This Statement establishes decreases in a parent’s ownership interest in a subsidiary could be accounted for only equity transactions. The provision of SFAS No.160 is effective beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The Company does not expect the adoption of SFAS No. 160 to have a material effect on its consolidated results of operations and financial condition.

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

In December 2007, the FASB issued SFAS No.141 (revised 2007), “Business Combinations”. The statement established the accounting for goodwill and assets and liabilities arising from contingency. It defines a bargain purchase as a business combination. It required the “negative goodwill” amount to be allocated as a pro rata reduction of the amounts that otherwise would have been assigned to particular assets acquired. Also, the provision require to recognize assets or liabilities arising from all other contingencies as of the acquisition date, measured at their acquisition-date fair values, only if it is more likely than not that they meet the definition of an asset or a liability in FASB Concepts Statement No. 6, Elements of Financial Statements. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS No. 141R on its consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No.159). SFAS No.159 permits companies to choose to measure certain financial instruments and certain other items at fair value. This standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No.159 is effective for the company beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted. The Company does not expect the adoption of SFAS No. 159 to have a material effect on its consolidated results of operations and financial condition.

Note 3 – Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets were comprised of:

	June 30,	December 31,
	2008	2007

Prepaid Expenses	$20,901	$9,907
VAT paid	21,658	11,028
Total	$42,559	$20,935

Other receivable	$121,114	$113,322
Less: provision for other receivable	(121,114)	(113,322)
Other Assets:
Deferred tax assets	42,958	40,221
	$42,958	$40,221

Note 4 – Intangible Assets

	June 30,	December 31,
	2008	2007
Intangible assets:
Patents	$36,669	$27,238
Accumulated amortization	(10,954)	(7,070)
Total	$25,715	$20,168

The intangible assets for patents are amortized over five years and the amortization expense of $1,790 and $3,330 was recorded in the financial statements for the three and six months ended June 30, 2008 respectively and $1,184 and $2,215 for the three and six months ended June 30, 2007 respectively.

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Equipment

Equipment and the related accumulated depreciation consisted of the following:

	June 30,	December 31,
	2008	2007

Plant and equipment:
Machinery equipment	$29,988	$23,743
Transportation equipment	18,639	17,439
Office equipment	50,026	46,808
Other	232	217
Total cost	$98,885	$88,207

Accumulated depreciation:
Machinery equipment	$10,611	$7,805
Transportation equipment	1,812	242
Office equipment	41,134	36,798
Other	232	217
Total accumulated depreciation	$53,789	$45,062

Plant and equipment – net	$45,096	$43,145

Depreciation expense was $2,870 and $5,514 for the three and six months ended June 30, 2008 respectively and $2,533 and $5,831 for the three and six months ended June 30, 2007 respectively.

Note 6 – Long term investment

	June 30,	December 31,
	2008	2007

Anteya Technology Corp.	$458,619	-

The Company, Color Stars Inc. during the period purchased 522,000 shares of Anteya Technology Corp, which is a private company incorporated in Taiwan. 144,000 shares of 522,000 shares were purchased from the stockholder and president, Mr. Wei-Rur Chen at consideration of $284,360. The equity interest held by the Company is 10.44% .

Note 7 – Loans payable

As of June 30, 2008 loans payable was $197,680 and is due in January 2009. The interest rate for the loans payable is 4.543% . As of December 31, 2007 loans payable was $49,323 and was settled in first quarter of 2008. The average annual interest rate was for the loans payable in 2007 was 6.040% .

The company provided no collateral to the bank for the above financing proceeds.

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Earnings per share

The following table summarizes the computations of basic and diluted earnings per share.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net income	$42,644	$10,697	$28,304	$22,255
Weighted average common stock outstanding –
basic and diluted	62,000,000	52,611,868	62,000,000	51,324,199
Earning per share – basic and diluted	$0.0007	$0.0002	$0.0005	$0.0004

Note 9 – Income taxes

The components of the net deferred income tax assets were as follows:

	June 30,	December 31,
	2008	2007
Deferred income tax assets:
Net operating loss carryforwards	$82,393	$74,868

Valuation allowance	(39,435)	(34,647)
	$42,958	$40,221
Deferred income tax liabilities	-	$27

Deferred tax assets and liabilities are included in other assets and other current liabilities.

The Group does not calculate U.S. deferred income taxes on temporary differences related to the foreign investments that are considered permanent in duration.

Note 10 – Related Party Transactions

As of June 30, 2008, financing proceeds from stockholder and president, Mr. Wei-Rur Chen was $490,055 and as of December 31, 2007 was $551,008.

During the period, 144,000 shares of 522,000 shares of Anteya Technology Corp were purchased from the stockholder and president, Mr. Wei-Rur Chen at consideration of $284,360.

The Group leased office from Mr. Wei-Rur Chen at consideration of $11,827 and $23,241 for the three and six months ended June 30, 2008 respectively and $48,095 for the year ended December 31, 2007. The lease term for the agreement is from November 2005 to November 2010.

The company provided no collateral to the party for the above financing proceeds. These proceeds represented a non-interest bearing charge to the Company.

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Commitments

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Rent expenses	$11,827	$11,320	$23,241	$26,044

The company has a 5-year rental agreement which ends in November 2010 with a renewal option. The annual rent for the remaining years of the agreement are as follows:

Fiscal year ending December 31
2008(Remaining 6 months)	$23,722
2009	47,443
2010	40,327
$111,492

Note 12 – Stockholders’ Equity

The company is authorized to issue 500,000,000 common shares with a par value of $0.001.

During 2007, there were 14,000,000 shares issued to individuals for cash for working capital. The Foreign currency translation adjustment had a value of $15,392 as of June 30, 2008. Accumulated deficit as of June 30, 2008 was $(104,177) and as of December 31, 2007, the company reported a deficit of $(132,481).

Distribution of retained earnings

As provided by the Subsidiary’s Articles of Incorporation, annual net income shall be distributed in the following order:

a.	To pay income tax
b.	To offset accumulated deficits
c.	To appropriate 10% as legal reserve
d.	Set aside 1% as employees’ bonus

The remaining balance shall be distributed as dividends to shareholders.

COLORSTARS GROUP AND COLOR STARS INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007 and 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Board of Directors and Shareholders of ColorStars Group:

I have audited the consolidated balance sheets of ColorStars Group and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits and the reports of the other auditors provide a reasonable basis for my opinion.

In my opinion, based on my audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ColorStars Group as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the company’s internal control over financial reporting. Accordingly, we express no such opinion.

/s/ Michael F. Albanese
Michael F. Albanese, CPA

Parsippany, New Jersey
June 19, 2008

COLORSTARS GROUP AND COLOR STARS INC.
AUDITED CONSOLIDATED BALANCE SHEET
(IN US$)

Assets	December 31,
	2007	2006

Current assets:
Cash and equivalents	$462,510	$84,346
Accounts receivable, net of allowance for doubtful accounts of $520
and $59	51,507	5,856
Inventory	149,547	176,526
Prepaid expenses and other current assets	20,935	21,578
Total current assets	684,499	288,306

Equipment, net	43,145	38,964
Intangible assets	20,168	15,181
Other assets	40,221	40,019
Total assets	$788,033	$382,470

Liabilities and stockholders’ deficit

Current liabilities:
Loan payables	$-	$82,863
Notes payable	113,672	94,318
Accounts payable	103,567	135,826
Accrued expenses	20,459	17,645
Due to stockholder	551,008	164,933
Receipts in advance	1,773	12,721
Other current liabilities	717	847
Total current liabilities	791,196	509,153
Non-current debt	49,323	-
Totalliabilities	840,519	509,153

Stockholders’ deficit
Common Stock –Par Value $0.001 62,000,000 and 48,000,000
shares issued and outstanding at December 31, 2007 and 2006	62,000	48,000
Foreign currency translation adjustment	17,995	17,563
Accumulated deficit	(132,481)	(192,246)
Total stockholders’ deficit	(52,486)	(126,683)
Total liabilities and stockholders’ deficit	$788,033	$382,470

The accompanying notes are an integral part of the financial statements

COLORSTARS GROUP AND COLOR STARS INC.
AUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(IN US$)

	For the years ended December 31,
	2007	2006

Net sales	$1,281,774	$1,178,510
Cost of goods sold	800,860	722,288
Gross profit	480,914	456,222

Operating expenses
General and administrative	303,088	390,353
Selling	67,334	6,628
Depreciation and amortization	19,860	16,639
Research and development	13,305	80,365
Advertising	14,550	26,480
Total operating expenses	418,137	520,465

Income (loss) from operations	62,777	(64,243)
Other (expenses) income
Interest expense	(3,694)	(4,854)
Gain on foreign exchange, net	160	1,471
Other	522	7,725
Income (loss) before extra-ordinary loss	59,765	$(59,901)
Extra-ordinary loss	-	(132,345)
Net income (loss)	$59,765	$(192,246)

Earnings (loss) per share
Basic and diluted per share – before extraordinary item	-	$(0.0014)
Basic and diluted per share – extraordinary item	-	(0.0031)
Basic and diluted per share	$0.0011	(0.0046)

Weighted average shares outstanding:
Basic and diluted	56,649,972	42,065,753

The accompanying notes are an integral part of the financial statements

COLORSTARS GROUP AND COLOR STARS INC.
AUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
(IN US$)

	Capital		Foreign		Total
	Stock		Currency	Accumulated	Stockholder’s
	No. of shares	Value	Adjustment	Deficit	Deficit
Balance, April 1, 2006	30,000,000	$30,000	-	-	$30,000
Shares issued for services	18,000,000	18,000	-	-	18,000
Foreign currency adjustment	-	-	17,563	-	17,563
Net loss	-	-	-	(192,246)	(192,246)
Balance, December 31, 2006	48,000,000	48,000	17,563	(192,246)	(126,683)
Shares issued	14,000,000	14,000	-	-	14,000
Foreign currency adjustment	-	-	432	-	432
Net income	-	-	-	59,765	59,765
Balance, December 31, 2007	62,000,000	$62,000	$17,995	$(132,481)	$(52,486)

The accompanying notes are an integral part of the financial statements

COLORSTARS GROUP AND COLOR STARS INC.
AUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
(IN US$)

	For the years ended December 31,
	2007	2006
Cash flows from operating activities
Net income (loss)	$59,765	$(192,246)
Extra-ordinary loss	-	132,345
Depreciation and amortization	19,860	16,639
Stock issued for services	-	18,000
Provision for doubtful accounts	1,539	-
Loss on uncollectible accounts	-	2,466
Changes in operating assets and liabilities:
Accounts receivable	(47,190)	(4,034)
Inventories	26,979	(116,392)
Prepaid expenses and other current assets	441	(9,022)
Accounts payable	(32,259)	(13,045)
Accrued expenses	2,814	6,169
Receipts in advance	(10,948)	7,752
Other current liabilities	(130)	239
Cash flows (used in) operating activities	20,871	(151,129)

Cash flows from investing activities
Additions to fixed assets	(22,477)	(19,103)
Addition to intangible assets	(9,844)	(17,394)
Proceed from sale of fixed asset	3,222	-
Cash flow (used in) investing activities	(29,099)	(36,497)

Cash flows from financing activities
Increase in notes payable	19,354	86,647
Financing proceeds from stockholder	386,075	129,192
Issue of capital	14,000	-
Repayment of bank loan	(33,540)	(8,457)
Cash flow provided by financing activities	385,889	207,382

Effect of exchange rate changes on cash and cash equivalents	503	(3,138)

Net increase in cash and cash equivalents	378,164	16,618
Beginning cash and cash equivalents	84,346	67,728

Ending cash and cash equivalents	$462,510	$84,346

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$3,820	$4,694
Income taxes	58	111

The accompanying notes are an integral part of the financial statements

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Business and Basis of Presentation

Nature of Business – Circletronics Inc., now ColorStars Group (the Company), was incorporated in Canada on January 21, 2005. Circletronics Inc., was redomiciled to Nevada and its name changed to ColorStars Group on November 3, 2005. ColorStars Group owns 100% of the shares of ColorStars Inc. The directors of the companies are the same (Wei-Rur Chen, Li Chang and Mei-Ying Chiu).

Color Stars Inc. (the Subsidiary) was incorporated as a limited liability company in Taiwan, Republic of China in April 2003 and commenced its operations in May 2003. The Company is mainly engaged in manufacturing, designing and selling light-emitting diode and lighting equipment.

On February 14, 2006, the Company, a non-operating company, entered into a share exchange agreement with the Subsidiary. The Company issued 30,000,000 shares at par value of $0.001 per share in exchange for all the outstanding shares of the Subsidiary.

The share exchange between the Corporation and the Subsidiary(collectively known as “the Group”) did notrequire an adjustment to the historical basis of the assets and liabilities of Subsidiary. The operational results of the Subsidiary from the period from January 1, 2006 to December 31, 2006 were consolidated into these consolidated financial statements.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Group as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Consolidation – The consolidated financial statements include the accounts of ColorStars Group (“ColorStars”) and Color Stars Inc in which ColorStars has a controlling voting interest. All significant intercompany accounts and transactions between consolidated companies have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents– Cash and cash equivalents include cash on hand, cash on deposits and all short-term highly liquid investments purchased with remaining maturities of three months or less.

Fair Value of Financial Instruments – The carrying amount of cash, accounts receivable and accounts payable approximates fair value due to the short-term nature of these instruments.

Inventory – Inventory is stated at the lower of cost or market (weighted average method) and as of December 31, 2007 had a value of $149,547 and as of December 31, 2006 had a value of $176,526.

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Plant and Equipment–Equipment is recorded at cost. Provision for depreciation is computed using the straight-line method on all depreciable assets over the estimated useful lives of the related assets (five years for machinery equipment, three and half years for transportation equipment and three years for computer and office equipment and other equipment). Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization is eliminated from the respective amounts and any resulting gains or losses are reflected in operations. Expenditures for repairs and maintenance costs are expensed as incurred.

Revenue Recognition – Revenue is recognized in connection with sales of products when all of the following conditions are met: (1) there exists persuasive evidence of an arrangement with the customer, typically consisting of a purchase order or contract; (2) products have been delivered and title and risk of loss has passed to the customer, which occurs when a product is shipped under customary terms; (3) the amount of revenue is fixed or determinable; and (4) collectability is reasonably assured.

The allowance for doubtful accounts for the yearsended December 31, 2007and 2006 were $520 and $59respectively. The allowance is set up in order to reserve for credit losses as a result of customers’ inability to pay.

Advertising costs are expensed as incurred. Advertising costs were $14,550and $26,480for the years ended December 31, 2007 and 2006, respectively.

Selling costs were $67,334 and $6,628 for the years ended December 31, 2007 and 2006, respectively.

General and administrative costs were $303,088 and $390,353 for the years ended December 31, 2007 and 2006, respectively.

Research and development costs were $13,305 and $80,365 for the years ended December 31, 2007 and 2006, respectively.

Off-Balance-Sheet Risk and Concentration of Credit Risk – Financial instruments that potentially expose concentrations of credit risk primarily consist of cash and cash equivalents, investments and accounts receivable. Management believes there are no significant off-balance-sheet risks such as those associated with foreign exchange contracts, option contracts or other foreign exchange hedging arrangements. With respect to concentration of credit risk, the Company has cash investment policies which, among other things, limit investments to investment-grade securities. Ongoing credit evaluations of the customers are performed and allowances for potential credit losses maintained.

Geographic Information – Product revenues for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
Customers based in:
Europe	$807,518	$931,023
Asia	$320,443	$164,9
United States	$153,813	$82,496

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Foreign Currency–The financial statements of the company’s foreign operations are translated into U.S. dollars for financial reporting purposes. The assets and liabilities of foreign operations whose functional currencies are not in U.S. dollars are translated at the period-end exchange rates, while revenues and expenses are translated at weighted-average exchange rates during the fiscal year. The cumulative translation effects are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

Intangible Assets – Intangible assets with finite lives are amortized over their respective estimated useful lives. The amount of intangible assets to be amortized shall be the amount initially assigned to that asset less any residual value. Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate long-lived described below.

Impairment of Long-Lived Assets Other than Goodwill– Long-lived assets held and used, including intangible assets with finite lives, are tested for recoverability when circumstances indicate that the carrying amount of assets may not be recoverable. Recoverability of long-lived assets is evaluated by comparing the carrying amount of an asset or asset group to management’s best estimate of the undiscounted future operating cash flows expected to be generated by the asset or asset group. If these comparisons indicate that the asset or asset group is not recoverable, an impairment loss is recognized for the amount by which the carrying value of the asset or asset group exceeds its fair value. Fair value is determined by quoted market price, if available, or an estimate of projected future operating cash flows, discounted using a rate that reflects the related average operating cost of fund.

Income Taxes – Based upon the Republic of China tax laws deferred tax assets and liabilities are provided based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carry forwards, using enacted tax rates expected to be in effect whenthe differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized. No provision was made for United States taxes.

Recent Accounting Pronouncements - In December 2007, the Financial Accounting Standard Board (FASB) issued SFAS No.160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary, and expands disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. The statement also requires consolidated net income to be reported and disclose on the face of the consolidated statement of income at amounts that include the amounts attributable to both the parent and the noncontrolling interest. This Statement establishes decreases in a parent’s ownership interest in a subsidiary could be accounted for only equity transactions. The provision of SFAS No.160 is effective beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited.

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

In December 2007, the FASB issued SFAS No.141, “Business Combinations”. The statement established the accounting for goodwill and assets and liabilities arising from contingency. It defines a bargain purchase as a business combination. It required the “negative goodwill” amount to be allocated as a pro rata reduction of the amounts that otherwise would have been assigned to particular assets acquired. Also, the provision require to recognize assets or liabilities arising from all other contingencies as of the acquisition date, measured at their acquisition-date fair values, only if it is more likely than not that they meet the definition of an asset or a liability in FASB Concepts Statement No. 6,Elements of Financial Statements. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In February 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No.159). SFAS No.159 permits companies to choose to measure certain financial instruments and certain other items at fair value. This standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No.159 is effective for the company beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted.

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS No.157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The transition adjustment, which is measured as the difference between the carrying amount and the fair value of those financial instruments at the date this statement is initially applied, should be recognized as a cumulative effect adjustment to the opening balance of retained earnings for the fiscal year in which this statement is initially applied. The provisions of SFAS No.157 are effective for us beginning January 1, 2008.

The management is currently evaluating the impact that the above statements will have on its consolidated financial statements.

Note 3 – Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets were comprised of:

	2007	2006

Prepaid Expenses	$9,907	$11,503
VAT paid	11,028	10,075
Total	$20,935	$21,578

Other receivable	$113,322	$113,017
Less: provision for other receivable	(113,322)	(113,017)

Other Assets:
Deferred tax assets	40,221	40,019
	$40,221	$40,019

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Intangible Assets

	2007	2006

Intangible assets:
Patents	$27,238	$17,394
Accumulated amortization	7,070	2,213
Total	$20,168	$15,181

The intangible assets for patents are amortized over five years and the amortization expense of $4,857 was recorded in the financial statements for the year ended December 31, 2007 and $2,213 for the year ended December 31, 2006.

Note 5 – Equipment

Equipment and the related accumulated depreciation consisted of the following at December 31:

	2007	2006

Plant and equipment:
Machinery equipment	$23,743	$19,801
Transportation equipment	17,439	11,024
Office equipment	46,808	45,403
Other	217	216
Total cost	88,207	76,444

Accumulated depreciation:
Machinery equipment	7,805	4,018
Transportation equipment	242	6,414
Office equipment	36,798	26,908
Other	217	140
Total accumulated depreciation	45,062	37,480

Plant and equipment – net	$43,145	$38,964

Depreciation and amortization expense was $19,860 and $16,639 for the years ended December 31, 2007 and 2006, respectively.

Note 6 – Current and Non-current debt

As of December, 2007 there was no current debt on the balance sheet. As of December 31, 2006 current debt was $82,863.

As of December 31, 2007 non-current debt was $49,323 and is due in April 2009. As of December 31, 2006 there was no non-current debt reported on the balance sheet. The average annual interest rate was for the non current debt in 2007 was 6.040% .

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Earnings (Loss) per share

Earnings per share at December 31, 2007 was $ 0.0011 based on a weighted average of 56,649,972 shares outstanding and a loss per share of ($0.0046) as of December 31, 2006 based upon 42,065,753 weighted average shares outstanding.

Note 8 - Income taxes

Components of income taxes are as follows:

	2007	2006

Income (Loss) from continuing operation before income taxes:
United States	$(18,711)	$(18,000)
Foreign	78,476	(41,901)
Extra-ordinary loss from acquisition of subsidiary	-	(132,345)
	$59,765	$(192,246)

The components of the net deferred income tax assets were as follows:

Deferred income tax assets:
Net operating loss carryforwards	$74,868	$76,445

Valuation allowance	(34,647)	(36,426)
	$40,221	$40,019
Deferred income tax liabilities	$(27)	$(4)

Deferred tax assets and liabilities are included in other assets and other current liabilities.

The Group does not calculate U.S. deferred income taxes on temporary differences related to the foreign investments that are considered permanent in duration.

Note 9 - Related Party Transactions

As of December 31, 2007, financing proceeds from stockholder and president, Mr. Wei-Rur Chen was $551,008 and as of December 31, 2006 was $164,933.

During the year, the Group leased office from Mr. Wei-Rur Chen at consideration of $48,095 per annum.

The corporation provided no collateral to the party for the above financing proceeds. These proceeds represented a non-interest bearing charge to the Corporation.

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Commitments

Rent expense for the year ended December 31, 2007 was $48,095 and $75,338 for the year ended December 31, 2006. The company has a 5-year rental agreementwhich ends in November 2010 with a renewal option. The annual rent for the remaining years of the agreement are as follows:

2008	$44,391
2009	44,391
2010	37,321
$126,103

Note 11 – Stockholders’ Equity

The company is authorized to issue 500,000,000 common shares with a par value of $0.001.

On February 14, 2006, the Company, a non-operating company, entered into a share exchange agreement with the Subsidiary. The Company issued 30,000,000 shares at par value of $0.001 per share in exchange for all the outstanding shares of the Subsidiary.

During 2007, there were 14,000,000 shares issued to individuals for cash for working capital. The Foreign currency translation adjustment had a value of $17,995 as of December 31, 2007. Accumulated deficits were $132,481 and $192,246 as of December 31, 2007 and 2006, respectively.

Distribution of retained earnings

As provided by the Company’s Articles of Incorporation, annual net income shall be distributed in the following order:

a.	To pay income tax
b.	To offset accumulated deficits
c.	To appropriate 10% as legal reserve
d.	Set aside 1% as employees’ bonus

The remaining balance shall be distributed as dividends to shareholders.

Note 12 – Reissuance of audit report

Subsequent to the date of audit report for the year ended December 31, 2007 was issued, the Company received a letter from United States Securities and Exchange Commission dated February 26, 2008 which required a revise of comparative figures of consolidated financial statements for the year ended December 31, 2007.

COLORSTARS GROUP AND COLOR STARS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Supplemental disclosure of cash flow statement

For the year ended
December 31, 2006
The Company purchased all of the capital stock of Color Stars Inc. for $30,000.
In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$198,213
Consideration paid for the capital stock	(30,000)
Excess of cost over the fair value of acquired net assets	132,345
Liabilities assumed	$300,558

10,000,000 SHARES

COLORSTARS GROUP.

COMMON STOCK

PROSPECTUS

DEALER PROSPECTUS DELIVERY OBLIGATION

Until December 31, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to delivering a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

September 15, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of ColorStars. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with ColorStars. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

(a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

(b) unlawful distributions; or

(c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our Bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of ColorStars, absent a finding of negligence or misconduct in office.

Our Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth our estimates of the expenses to be incurred by it in connection with the common stock being offered hereby:

SEC Registration Fee
Printing registration statement and other documents*.	25,000.00
Legal fees and expenses*	60,000.00
Accounting fees and expenses*	40,000.00
Miscellaneous expenses*	15,000.00
Total expenses*	140,000.00

*ESTIMATED

As of June 30, 2008, the expenses incurred by ColorStars in connection with this offering, the entire amount of $140,000 is outstanding.

II-1

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

Names/Identities of Persons to whom Securities Issued	Title of Security	Amount of Securities Issued	Issue Date	Aggregate Price of Security
Wei-Rur Chen	Common	10,800,000	7/24/05	*
Tsui-Ling Lee	Common	8,000,000	7/24/05	*
Jung-Tsung Chen	Common	4,000,000	7/24/05	*
Pi-Suang Tsai	Common	2,200,000	7/24/05	*
Ya-Yun	Common	500,000	7/24/05	*
Li-Chang Hsu	Common	500,000	7/24/05	*
Mei-Ying Chiu	Common	2,500,000	7/24/05	*
Wie-Yi Chen	Common	1,000,000	7/24/05	*
Shu-Chiao Chen	Common	200,000	7/24/05	*
Tan-Fen Cheng	Common	100,000	7/24/05	*
Reuya International Ltd	Common	11,620,000	7/24/05	*
Chi-Chuan Su	Common	125,000	7/24/05	*
Ching-Chung Chen	Common	250,000	7/24/05	*
Ching-Sung Wang	Common	40,000	7/24/05	*
Hsiu-Nien Hsu	Common	30,000	7/24/05	*
Pei-Yuan Wu	Common	30,000	7/24/05	*
Hsiu-Ju Hsu	Common	60,000	7/24/05	*
Chung-Yen Hsu	Common	100,000	7/24/05	*
Kuo-Chun Shu	Common	250,000	7/24/05	*
Kung-Liang Chen	Common	250,000	7/24/05	*
Li-Fei Chen	Common	30,000	7/24/05	*
Wen-Hung Huang	Common	70,000	7/24/05	*

Shin-Fu Wang	Common	100,000	7/24/05	*
Yuan-Lung Huang	Common	100,000	7/24/05	*
Nien-Ching Yang	Common	30,000	7/24/05	*
Hephzibah International Co., Ltd	Common	100,000	7/24/05	*
Bethel International Co., Ltd	Common	400,000	7/24/05	*
Li-Ling Wang	Common	715,000	7/24/05	*
Wan-Hua Young	Common	200,000	7/24/05	*
Te-i Yin	Common	60,000	7/24/05	*
Jui-Sheng Yang	Common	240,000	7/24/05	*
Chia-Ling Yang	Common	30,000	7/24/05	*
Ting-Feng Wu	Common	1,000,000	7/24/05	*
Hsiu-Ling Wei	Common	30,000	7/24/05	*
Tai-Yuan Wan	Common	30,000	7/24/05	*
Yih-Lan Tzyh	Common	80,000	7/24/05	*
Cheng-Hsiung Tseng	Common	20,000	7/24/05	*
Chung-Teng Sun	Common	50,000	7/24/05	*
Samual Wilson Ritchie	Common	20,000	7/24/05	*
Jih-Ya Pan	Common	300,000	7/24/05	*
Chin-Liu Liu	Common	30,000	7/24/05	*
Chao-Yang Liu	Common	30,000	7/24/05	*
Yah-Luen Lin	Common	90,000	7/24/05	*
Hsing-Ju Lin	Common	20,000	7/24/05	*
Chao-Min Lln	Common	30,000	7/24/05	*
Chin-How Liao	Common	150,000	7/24/05	*
Shang-Pin Lee	Common	125,000	7/24/05	*
Lung-Ying Lai	Common	150,000	7/24/05	*
Huei-Ju Jang	Common	20,000	7/24/05	*
Shu-Min Huang	Common	30,000	7/24/05	*
Shu-Chen Huang	Common	125,000	7/24/05	*
Hsian-Yi Huang	Common	400,000	7/24/05	*
Chi-Feng Huang	Common	30,000	7/24/05	*
Su-Chiu Hsu	Common	40,000	7/24/05	*
Sou-Shan Hsu	Common	100,000	7/24/05	*
Mei-Yu Hsieh	Common	50,000	7/24/05	*
Jui-Pin Hsiao	Common	30,000	7/24/05	*
Hui-Min Fang	Common	30,000	7/24/05	*
Ying-Jung Chu	Common	10,000	7/24/05	*
Meng-Kai Chiu	Common	20,000	7/24/05	*
Hui-Sheng Chiang	Common	20,000	7/24/05	*
Chien-Kun Chang	Common	60,000	7/24/05	*
Hsien-Chang Lu	Common	30,000	7/24/05	*
Hung-Lung Chen	Common	30,000	7/24/05	*
Chien-Yi Cheng	Common	60,000	7/24/05	*
Sheng-Fu Cheng	Common	60,000	7/24/05	*
Ya-Ping Cheng	Common	50,000	7/24/05	*
Kuo-Yang Chen	Common	20,000	7/24/05	*
Triad Trading Ventures Inc	Common	3,200,000	6/25/2007	$3,200**
Circletex	Common	4,700,000	6/25/2007	$4,700**
Eden International Investment & Development Inc	Common	2,760,000	6/25/2007	$2,760**
Gideon Holding Inc	Common	3,340,000	6/25/2007	$3,340**

Total		62,000,000

The transactions described above were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 by reason that: (i) no commissions were paid for the issuance of security; (ii) the issuance of such security by the Company did not involve a "public offering"; (iii) the purchasers of each security were sophisticated and accredited investors; (iv) the offerings were not a "public offering" as defined in Section 4(2) due to the insubstantial numbers of persons involved in such sales, size of the offering, manner of the offering and number of securities offered; and (v) in addition, each purchaser had the necessary investment intent as required by Section 4(2) since each purchaser agreed to and received security bearing a legend stating that such security is restricted pursuant to Rule 144 of the 1933 Securities Act. (These restrictions ensure that this security would not be immediately redistributed into the market and therefore not be part of a "public offering").

* These shareholders received their shares of common stock of the Company pursuant to an acquisition agreement which was consummated on July 24, 2005, by and between the Company and Color Stars, Inc., a Taiwanese corporation, pursuant to which the shareholders of Color Stars, Inc. [Taiwan] were issued shares of the Company in exchange for their shares of Color Stars, Inc.[Taiwan] resulting in Color Stars, Inc. [Taiwan] becoming a wholly owned subsidiary of the Company. Specifically, for each share of common stock outstanding of Color Stars, Inc. [Taiwan] (2,400,000 shares of Color Stars, Inc. [Taiwan] were issued and outstanding at such time), 20 shares of common stock of the Company were issued in exchange for each such share (the aggregate of 48,000,000 shares of common stock of the Company). As a result of the closing, Color Stars, Inc. [Taiwan] became a wholly owned subsidiary of the Company. In addition, pursuant to the acquisition agreement, all three (3) members of the Board of Directors of the Company were designated by the agreement until their successors were elected.

** This stock was issued for services. The services were valued at $0.001 per share.

ITEM 27. EXHIBITS.

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation *
3.2	Articles of Conversion *
3.3	By-Laws *
4.1	Specimen common stock certificate *
5.1	Opinion of Cohen & Czarnik
10.1	Acquisition Agreement by and between the Company and Color Stars, Inc. dated July 24, 2005 *
10.2	Subscription Agreement *
10.3	Office Lease (Taiwan)
21.1	Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cohen & Czarnik (included in Exhibit 5.1 hereof)
24.1	Power of attorney (included in the signature page of Part II of this registration statement).

* Previously Filed

ITEM 28. UNDERTAKINGS.

We hereby undertake:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of ColorStars pursuant to the foregoing provisions, or otherwise, ColorStars has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

a) ColorStars hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) that for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the ColorStars pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) that, for the purpose of determining liability of the ColorStars under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned ColorStars undertakes that in a primary offering of securities of the undersigned ColorStars pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of ColorStars relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of ColorStars or used or referred to by ColorStars;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of ColorStars; and

(iv) Any other communication that is an offer in the offering made by ColorStars to the purchaser.

(b) ColorStars hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of ColorStars’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ColorStars of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Color Stars certifies that we have reasonable grounds to believe that we meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, United States of America on September 15, 2008.

COLOR STARS GROUP

DATE: September 15, 2008.
	BY:	/s/Wei Rur Chen
WEI RUR CHEN
CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER
AND PRESIDENT

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Wei Rur Chen	Chairman of the Board, Chief	September 15, 2008.
Wei Rur Chen	Executive Officer and
President

/s/ Wei Rur Chen	Principal Accounting OFFICER	September 15, 2008.
Wei Rur Chen

/s/ Ting-Feng Wu	Director	September 15, 2008.
Ting-Feng Wu

/s/ Mei-Ying Chiu	Company Secretary, Treasurer	September 15, 2008.
Mei-Ying Chiu	and Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation *
3.2	Articles of Conversion *
3.3	By-Laws *
4.1	Specimen common stock certificate *
5.1	Opinion of Cohen & Czarnik
10.1	Acquisition Agreement by and between the Company and Color Stars, Inc. dated July 24, 2005 *
10.2	Subscription Agreement *
10.3	Office Lease (Taiwan)
21.1	Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cohen & Czarnik (included in Exhibit 5.1 hereof)
24.1	Power of attorney (included in the signature page of Part II of this registration statement).

* Previously Filed